                                                                Exhibit 10.16



                              AMENDED AND RESTATED
                        GLOBAL CLINICAL TRIALS AGREEMENT



                                     BETWEEN



                             SMITHKLINE BEECHAM PLC
                              D/B/A GLAXOSMITHKLINE



                                       AND



                         QUEST DIAGNOSTICS INCORPORATED





                          DATED AS OF DECEMBER 19, 2002

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
SECTION I.        DEFINITIONS..................................................1

SECTION II.       STATEMENT OF WORK............................................7

SECTION III.      EXCLUSIVITY..................................................9

SECTION IV.       RELATIONSHIP MANAGEMENT.....................................13

SECTION V.        REVIEW AND IMPROVEMENT OF SERVICES..........................15

SECTION VI.       CERTAIN PERFORMANCE METRICS AND MEASURES....................15

SECTION VII.      STUDY PREPARATION PHASE.....................................16

SECTION VIII.     STUDY MANAGEMENT............................................21

SECTION IX.       SPECIMEN TRANSPORT..........................................22

SECTION X.        RESULT REPORTS..............................................24

SECTION XI.       DATA MANAGEMENT REQUIREMENTS................................25

SECTION XII.      MANAGEMENT REPORTING........................................26

SECTION XIII.     LABORATORY METHODOLOGY......................................26

SECTION XIV.      LABORATORY EQUIPMENT........................................27

SECTION XV.       COMPENSATION................................................28

SECTION XVI.      AUDITS, INSURANCE AND PERSONNEL CHANGES.....................32

SECTION XVII.     SERVICE MINIMUMS AND INCENTIVES.............................34

SECTION XVIII.    CONFIDENTIALITY/OWNERSHIP OF SPECIMENS/DATA.................37

SECTION XIX.      CANCELLATION................................................39

SECTION XX.       TERM AND OBLIGATIONS SURVIVING TERMINATION..................39

SECTION XXI.      BREACH......................................................39

SECTION XXII.     INDEMNIFICATION.............................................42

SECTION XXIII.    ASSIGNABILITY AND AMENDMENTS................................46

SECTION XXIV.     CHANGE IN CONTROL OF GSK....................................47

SECTION XXV.      GOVERNING LAW...............................................47

SECTION XXVI.     INTERPRETATION..............................................47

SECTION XXVII.    NOTICES.....................................................48

SECTION XXVIII.   ENFORCEMENT.................................................49

SECTION XXIX.     INTEGRATION.................................................50

                  xxxx

EXHIBITS
--------
A:       FORM OF TASK DESCRIPTION
B-1:     NORTH AMERICAN TERRITORY CENTRAL LAB WORKSHEET
B-2:     EUROPE CENTRAL LAB WORKSHEET
C-1:     FEE SCHEDULE-NORTH AMERICAN TERRITORY
C-2:     FEE SCHEDULE-EUROPEAN TERRITORY
D:       PERFORMANCE METRICS AND MEASUREMENTS
E:       RESULT\VIEW(TM) ADDITIONAL SERVICE SCHEDULE
F:       MINIMUM CHARGES
G:       CHANGE IN SCOPE FORM
H:       CHARGES FOR HARD COPY LAB REPORTING

         THIS AMENDED AND RESTATED GLOBAL CLINICAL TRIALS AGREEMENT, dated as of December 19, 2002 (this "Agreement"), is between SMITHKLINE BEECHAM plc, D/B/A GLAXOSMITHKLINE, a public limited company organized under the laws of England ("GSK"), and QUEST DIAGNOSTICS INCORPORATED, a Delaware corporation ("Quest") .

         WHEREAS, SmithKline Beecham plc and Quest entered into a Global Clinical Trials Agreement dated as of August 16, 1999 (the "Original Agreement"), whereby SmithKline Beecham plc agreed to contract with Quest to provide, on an exclusive basis, all of SmithKline Beecham plc's clinical trials testing requirements for a period of 10 years, subject to certain exceptions set forth in the Original Agreement;

         WHEREAS, after execution of the Original Agreement, SmithKline Beecham plc became a subsidiary of GlaxoSmithKline plc, resulting in the imposition of certain annual minimum payment requirements on GSK under the Original Agreement; and

         WHEREAS, GSK and Quest desire to amend and restate the Original Agreement to change the minimum payment requirements and make certain other revisions to the Original Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:

SECTION I. DEFINITIONS

1.       For purposes of this Agreement:

         "AMS TARGET" means for any year the target for GSK's annual minimum spend for Services rendered by Quest set forth in Section XVII(1).

         "AFFILIATE" means, with respect to any Person, any Person which, directly or indirectly, Controls, is controlled by, or is under common Control with, the specified Person. An Affiliate, with respect to GSK, shall include the GSK Subsidiaries.

         "ARCHIVAL SPECIMEN" means a type of specimen which is placed in long-term storage by Quest, at GSK's request, either for a particular use or for undefined future use.

         "BDS" means the Biomedical Data Sciences department of GSK and any successor department.

         "CHANGE IN CONTROL" means any event where:

         (a) any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange
                  Act) of shares representing more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in elections of directors of GSK Parent (the "Voting Stock"); or

         (b) GSK consolidates with or merges into any other corporation, or conveys, transfers or leases all or substantially all of its assets (other than to a wholly-owned subsidiary of GSK Parent) or any other corporation merges into GSK Parent, and, in the case of any such transaction, the outstanding common stock of GSK Parent is reclassified into or exchanged for any other property or security, unless the shareholders of the GSK Parent immediately before such transaction own, directly or indirectly, immediately following such transaction, at least a majority of the combined voting power of such outstanding power of the outstanding voting securities of the corporation resulting from, or to which its assets were conveyed, transferred or leased in connection with, such transaction in substantially the same proportion as their ownership of the Voting Stock immediately before such transaction;

         "CLW" means a clinical laboratory worksheet, a document substantially in the form of Exhibit B-1 in the case of any Study in the North American Territory, and in the form of Exhibit B-2 in the case of any Study in the European Territory, or in such other form as may be mutually agreed by GSK and Quest. Such document shall be completed by representatives of both GSK and Quest with respect to any Study. The CLW for any Study is hereby deemed a part of the Task Description for such Study and all references herein to any Task Description include the CLW, as amended, executed in connection therewith.

         "CONTROL" means, as applied to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management of that Person, whether through ownership of voting securities or otherwise.

         "DMPK" means distribution, metabolism and pharmokinetics of a pharmaceutical compound (measurement of the pharmaceutical compound or its metabolites in body fluid).

         "EUROPEAN TERRITORY" means the countries of Austria, Belgium, the Czech Republic, Denmark, Finland, France, Germany, Holland, Hungary, Iceland, Ireland, Italy, Lithuania, Luxembourg, Norway, Poland, Portugal, Slovakia, Sweden, Spain, Switzerland and the United Kingdom.

         "GSK BIOLOGICALS" means GlaxoSmithKline Biologicals S.A., GSK Biologicals Manufacturing, S.A., GSK Biologicals Services, S.A. and GSK Biotech, S.A., each a company organized under the laws of Belgium.

         "GSK CLINICAL STUDY LEADER" means with respect to any Study, the GSK contact identified in the Task Description for such Study as the lead contact at GSK for such Study.

         "GSK PARENT" means GlaxoSmithKline plc and, following a Change in Control, any person or group that becomes the beneficial owner of more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of GSK or the party into which the then GSK Parent merges or to which it conveys, transfers or leases all or substantially all of its assets (other than to a wholly-owned subsidiary of GSK Parent).

         "GSK SUBSIDIARY" means (i) any direct or indirect Subsidiary of GSK Parent existing as of the date hereof or formed or acquired by GSK Parent during the Term of this Agreement; provided, however, that the term "GSK Subsidiary" shall not include GSK Biologicals unless, and only to the extent, GSK elects to have GSK Biologicals conduct any Studies under this Agreement, and (ii) any Affiliate of GSK Parent which GSK elects to have Studies conducted under this Agreement, but only to the extent of such election, in the case of each clauses (i) and (ii), for so long as such Subsidiary or Affiliate remains a Subsidiary or Affiliate of GSK Parent.

         "INADVERTENT OR DE MINIMIS BREACH" means any breach or series of breaches which are unintentional, are not reckless or done in bad faith, and in the aggregate for a given year do not affect Services in excess of $500,000.

         "INVESTIGATOR" means a physician or other clinician who oversees the conduct of a Study.

         "INVESTIGATOR MANUAL" means a document used by the Investigators and their staffs which provides precise instructions concerning specimen collection, transport and reporting and includes laboratory certifications.

         "INVESTIGATOR (LAB REQUIREMENT) SUMMARY" means a condensed version of the Investigator Manual.

         "NORTH AMERICAN TERRITORY" means the United States of America, including Alaska, Hawaii and Puerto Rico, and Canada and Mexico.

         "OTHER STUDY" means clinical research or clinical investigations which are not for a specific drug (including but not limited to research into disease states and genetics).

         "PERSON" means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, governmental entity or other entity.

         "QUEST DIAGNOSTICS CLINICAL TRIALS" means the wholly-owned division of Quest through which Quest engages, on a global basis, in its clinical trials central laboratory business in support of clinical trials of pharmaceutical and bio-technology clients.

         "QUEST PROJECT LEADER" means, with respect to any Study, the Person appointed by Quest to manage the protocol for such Study. The Quest Project Leader will interact on a regular basis with a designated GSK contact. Both the Quest Project Leader and the GSK contact for any Study shall be identified in each Task Description.

         "REFERRAL SPECIMEN" means a type of specimen which is sent by Quest to another laboratory for analysis, with the consent of GSK or a GSK Subsidiary.

         "RESULT/VIEW(TM)" means the Quest software product for providing near real-time access to clinical trial laboratory data of laboratory tests performed by Quest.

         "SERVICES" means laboratory testing, extraction of DNA, specimen storage for both analyzed and nonanalyzed specimens, specimen transportation, other distribution of materials or supplies, study preparation and management, data management (including access to Result/View(TM) as provided in Section VII(10), management reporting, technical support, reporting of test results, maintenance of good laboratory practices and documentation of quality assurance and control and all other customary services performed, in each case, in connection with a Study.

         "STUDY" means clinical trials or clinical investigations on humans for a drug (whether or not the drug is owned by GSK and including but not limited to a pharmaceutical compound, biological product or vaccine) and, unless otherwise noted, Other Studies.

         "STUDY BLIND" means, with respect to any Study, the confidential assignment of participants to a treatment group in order to minimize patient, Investigator and Study sponsor bias.

         "SUBSIDIARY" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least 50% or more of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned by such first Person or by another Subsidiary of such Person.

         "3.I SHEETS" means a request form sent to all International Investigators requesting certain site information, including the location of the Investigator and Co- Investigators, the primary contact person and his or her telephone and facsimile numbers, the location for specimen collection and the location to which patient reports should be sent.

         "TERM" means the period of time defined in Section XX(1).

2. The following terms have the meanings set forth in the Sections set forth below:

Term                                                         Section
--------------------------------                             -----------
Acquired Business                                            III(1)(iii)
Agreement                                                    Preamble
Alerts                                                       XI(2)
Alternative Laboratory Agreement                             II(3)
Change in Control Date                                       XXIV
CRO                                                          III(1)(ii)
Credit                                                       XVII(5)
Custom Tests                                                 XV(2)(iii)
DMPK Specimens                                               IX(8)
Existing GSK Compounds                                       XXIV
GSK                                                          Preamble
GSK Discount                                                 XV(1)(ii)
GSK Group                                                    XV(1)
Indemnified party                                            XXII(5)
JOC                                                          IV(2)
Lab Test List                                                XIII(2)
Losses                                                       XXII(1)
Material Breach                                              XXI
MFN Period                                                   XV(2)(ii)
Most Favored Nations Pricing                                 XV(1)(i)
New Capability                                               III(2)(iv)
Other Client                                                 XV(2)(iii)
Original Agreement                                           Preamble
Pivotal                                                      IV(3)(i)
QDCT Referrals                                               II(2)(iii)
QDCT Referral Laboratory                                     II(2)(iii)
Quest                                                        Preamble
Repeated and Continuous Failure                              XXI(5)
Six Year Period Revenue                                      XVII(2)
Spend Targets                                                III(1)(iii)
Successor Company                                            XXIV
Task Description                                             II(2)
TCV                                                          XVII(2)
Third Party Claim                                            XXII(5)
2002 Revenues                                                XVII(1)(i)
2003 Revenues                                                XVII(1)(ii)
Voting Stock                                                 I(1)

SECTION II. STATEMENT OF WORK

1. For the avoidance of doubt in interpreting this Agreement, the parties intend that Quest perform, on an exclusive basis, all of the laboratory testing and other Services needed by GSK in connection with Studies (subject to the further provisions of this Section II and the exceptions to exclusivity in Section III). It is also the intention of the parties that GSK may utilize Quest for additional testing and service needs in connection with its research and development efforts. Finally, the parties intend to establish a process for evaluating opportunities for Quest to perform testing and other services beyond those customarily performed for GSK within Quest Diagnostics Clinical Trials.

2. Whenever a member of the GSK Group is required under this Agreement or otherwise desires to obtain Services from Quest under this Agreement, GSK shall provide Quest Diagnostics Clinical Trials with all relevant and necessary information required for Quest to evaluate the request in accordance with the applicable provisions of this Agreement. The Quest Supplier Relationship Manager at GSK, or his or her successor or designees, shall provide such information to the Quest Diagnostics Clinical Trials' Global Account Director for GSK (or her or his successor or designees) prior to signing a contract or Task Description, who shall promptly review the request, provided that GSK and Quest may, through the JOC or its approved sub-committees, designate teams for handling certain specific types of Studies or Services or modify the process described in this sentence based on experience and with the intent of improving the process for both parties. The request from GSK shall follow, in order, as many consecutive parts of the following process as necessary to complete the evaluation.



         (i) If the requested service is (a) part of the Quest Diagnostics Clinical Trials standard menu of testing and services offered generally to pharmaceutical industry clients or (b) a New Capability that Quest Diagnostics Clinical Trials developed pursuant to Section III(2)(iv) or with the mutual agreement of GSK, then Quest Diagnostics Clinical Trials shall perform the Service under this Agreement and in accordance with the Task Description or other mutually-agreed requirements for the applicable Study.

         (ii) If the requested services cannot be performed under the option provided in sub-section II(2)(i), then Quest Diagnostics Clinical Trials may elect to develop a New Capability in accordance with the provisions of Section III(2)(iv) or if
                  Section III(2)(iv) is not applicable, by mutual agreement of the parties. Once the New Capability is developed, Quest Diagnostics Clinical Trials shall perform the New Capability under this Agreement and in accordance with any Task Description or other mutually-agreed requirements for such service.

         (iii) If the requested services cannot be performed under the options provided in sub-sections II(2)(i) and II(2)(ii) above, then GSK and Quest Diagnostics Clinical Trials may look to another laboratory within Quest to obtain the service(s) needed by GSK (e.g., Quest's regional diagnostic laboratories, Quest's Nichols Institute, Quest's Center for Applied Genomic Technologies). If in such case GSK selects another Quest laboratory to provide services, it shall so notify Quest Diagnostics Clinical Trials, and shall negotiate a separate agreement for such services with such other Quest laboratory (each, an "Alternative Laboratory Agreement"), provided that all revenues paid by GSK for such service(s) under such Alternative Laboratory Agreement shall be counted toward revenues earned by Quest for purposes of calculating the Spend Targets. For the avoidance of doubt, if Quest Diagnostics Clinical Trials does or would obtain referral services ("QDCT Referrals") as part of the services offered generally to its pharmaceutical clients (whether from a contracted referral laboratory (such as the Dorevitch, Australia laboratory) (each, a "QDCT Referral Laboratory") or from another Quest laboratory (such as Nichols Institute)), GSK would not enter into an Alternative Laboratory Agreement for such service, and Quest Diagnostics Clinical Trials would perform such service under sub-section II(2)(i) above and Section XIII below.

         (iv) If the requested services cannot be performed under the options provided in sub-sections II(2)(i) - (iii) above, then the provisions of Section III(3) shall apply.

3. Except as otherwise provided in Section II(2), for all services requested by GSK or any member of the GSK Group and performed by Quest Diagnostics Clinical Trials, GSK and Quest shall execute a Task Description as an addendum to this Agreement substantially in the form of Exhibit A or in such other form as may be mutually agreed by GSK and Quest (as amended from time to time, a "Task Description") setting forth, among other things, the Services to be performed by Quest Diagnostics Clinical Trials, the costs for such Services, implementation times for such Services, estimated transportation fees for such Study and the clinical protocol for such Study. Each Task Description shall apply only to the Study for which it is executed and shall be valid and binding upon its execution by authorized representatives of GSK and Quest provided, however, that GSK agrees to cover the cost of Services and related expenses incurred by Quest Diagnostics Clinical Trials in performing agreed activities on a specific protocol prior to completion of all required paperwork incident to such protocol in order to initiate the Study in accordance with agreed Study timelines. Any change in the scope of Services described in a Task Description which shall have a material effect on the total laboratory testing costs and/or costs or fees for other Services specified in such Task Description shall be set forth in a written amendment to such Task Description executed by authorized representatives of GSK and Quest, as provided in Section VII(6) below.

4. In providing Services under this Agreement, Quest shall comply with all applicable governmental laws, rules and regulations, including the United States Clinical Laboratory Improvements Amendments (CLIA 88), good clinical laboratory practices, and generally accepted industry standards for quality assurance and quality control, and shall operate in accordance with all applicable regulations, standards and guidelines of the Food and Drug Administration and other relevant regulatory authorities with respect to the performance of laboratory testing for clinical trials and related services.

5. Quest and GSK shall work together in good faith to promote and raise awareness of this Agreement within the GSK and Quest organizations (including conducting joint presentations within GSK and Quest), and shall also cooperate reasonably in the drafting and release of a press release announcing the Agreement's execution and other relevant information.

SECTION III. EXCLUSIVITY

1.       (i)      Subject to this Section III(1) and Sections III(2), III(3),
                  XXI, and XXIV, and in accordance with Section II above, GSK shall exclusively use (and cause the GSK Subsidiaries to use)
                  Quest to provide Services in connection with the conduct of any Study for which GSK or any GSK Subsidiary, in the ordinary course of its business, would use a clinical trials central laboratory. As of the date of this Agreement, GSK is required to use Quest on an exclusive basis only in countries included within the North American Territory or the European Territory.
                  GSK and Quest intend to review on an ongoing basis throughout the Term of this Agreement Quest's ability to provide Services to GSK in countries other than those included within the North
                  American Territory and the European Territory. Upon the mutual agreement of GSK and Quest, additional countries may be added to the scope of this Agreement, and if so added, GSK shall use
                  Quest to provide Services to it (and to any GSK Subsidiary) for Studies performed in these additional countries on an exclusive basis, subject to the limitations set forth in this
                  Section III, and Quest shall provide Services to GSK and any GSK Subsidiary for Studies performed in such additional countries pursuant to the terms of this Agreement. Similarly, GSK and Quest may agree to remove countries included within the definitions of the North American Territory and the European Territory from the scope of this Agreement. Upon such mutual agreement of GSK and Quest, GSK and any GSK Subsidiary shall not be required to use Quest on an exclusive basis for Studies performed in any countries removed from the scope of this Agreement.

         (ii) The exclusivity provisions of this Section III shall also apply to any Contract Research Organization ("CRO") retained by GSK or a GSK Subsidiary, such that for any Studies for which GSK or its Subsidiary uses a CRO, GSK or its Subsidiary, as appropriate, shall exclude laboratory services from its contract with such CRO, and GSK or its Subsidiary shall use Quest to perform the laboratory services for such Study. In such a situation, Quest shall provide the laboratory services for such Study and shall provide laboratory results to the CRO and to GSK, as specified in the Task Description for the particular Study. GSK shall have responsibility for oversight of the actions of any CRO retained by GSK or a GSK Subsidiary to conduct a Study for which Quest performs Services under this Agreement.

         (iii) Notwithstanding the foregoing, in the event that GSK acquires any other entity or substantially all of the assets of any other entity or of a business of another entity ("Acquired Business"), Studies for any pharmaceutical compound conducted by the Acquired Business within the North American Territory or the European Territory, other than existing GSK Compounds ("Acquired Business Studies"), shall be subject to the exclusivity requirements of Section III only if the Acquired Business Studies are initiated on or after the date which is 18 months after the effective date of the acquisition of the Acquired Business, unless otherwise agreed by the JOC, provided that any Acquired Business Studies initiated after the effective date of such acquisition for which Quest provides Services shall be conducted pursuant to the terms of this Agreement and shall count toward satisfaction of the service minimums and incentives under Section XVII, including the 2002 Revenues, 2003 Revenues, AMS Targets and the TCV (collectively, the "Spend Targets"). Notwithstanding the foregoing, GSK and Quest shall work together in good faith and to the extent practicable under the circumstances to utilize Quest to provide Services in connection with Acquired Business Studies prior to the end of the 18-month period after the effective date of acquisition of the Acquired Business.

2. Certain Exceptions. Notwithstanding the foregoing, the parties hereto agree that GSK shall not be required to use (or to cause the GSK Subsidiaries to use) Quest to conduct:

         (i) any laboratory testing required by any of GSK's or a GSK Subsidiary's clinical pharmacology units in connection with any Study, including the units currently located at Presbyterian Medical Center in Philadelphia, Pennsylvania, at GSK's facilities in Harlow, England, and at Addenbrookes Hospital in Cambridge, England, or of any similar clinical pharmacology units under the direct management of GSK established during the Term, or any clinical pharmacology testing in connection with a Study which has been subcontracted out to an investigator, clinical research organization, hospital or similar entity, provided that all other central laboratory Services for such Study shall be performed by Quest subject to the exceptions set forth in (ii) through (x) below;

         (ii) any assay for the DMPK of pharmaceutical compounds or any genotypic or genomic assay which GSK performs internally or by using a GSK Affiliate;

         (iii) for any Study which is being conducted as of the date hereof (or in the case of an GSK Subsidiary acquired after the date hereof, for any Study which is being conducted as of the date of such acquisition or initiated prior to the date which is 18 months thereafter), any laboratory testing which is conducted as part of that Study by Persons other than Quest, provided that Studies conducted by Acquired Businesses shall be subject to Section III(1)(iii);

         (iv) any testing in connection with a Study to the extent that such testing is not offered by Quest or is performed using a methodology that is not acceptable to GSK or requires rapid turn-around time that Quest cannot provide, including microbiology testing (a "New Capability"); provided, however, that in order for the provisions of this Section III(2) to apply, GSK shall have first (a) followed the provisions of
                  Section IV(3)(ii) and (b) followed the provisions set forth in
                  Section II(2). It is understood that Quest needs at least three months advance notice to implement new testing capabilities, and that GSK shall use reasonable efforts to notify Quest at a sufficiently early stage (no less than three months prior to Study initiation, to allow full validation and set up of the desired test(s)). If it is impracticable for GSK to give Quest at least 3 months advance notice of the need, then GSK may use another lab to meet those testing needs for that Study if Quest elects not to (or cannot) develop and validate in a fashion satisfactory to GSK the New Capability within GSK's required timeline and if such lab can meet such testing needs. If GSK needs such testing capabilities for a future Study, the process outlined above shall be followed again if it has been more than six months since the last time GSK has been through such process and provided further that if Quest expands its capabilities to add a New Capability that meets GSK requirements, or to meet the rapid turnaround time required for such Study, GSK shall award work on subsequent Studies involving such testing to Quest;

         (v) any testing in connection with a Study that is usually performed by the Investigators participating in a Study;

         (vi) any Study funded by a Person, in whole or in part, other than GSK or a GSK Affiliate, where use of a laboratory other than Quest is required by that Person; provided, however, that GSK shall use reasonable commercial efforts to have Quest engaged to perform Services in connection with the conduct of any Studies required in the course of such research and development;

         (vii) any Phase IV Study in the European Territory which is performed by a local clinical lab and which is not centrally funded by GSK;

         (viii) any Study conducted in connection with GSK's (or any GSK Affiliate's) research and development activities undertaken pursuant to any co-development, co-promotion, collaborative research, licensing or similar agreement with a third party which is not an Affiliate Controlled by GSK (e.g., joint ventures, partnerships, licensing or co-development contracts) where use of a laboratory other than Quest is required by that Person, except for Studies conducted by GSK for diaDexus LLC; provided, however, that GSK shall use reasonable commercial best efforts to have Quest engaged to perform Services in connection with the conduct of any Studies required in the course of such research and development;

         (ix) any Study which requires in GSK's good faith judgment, the involvement of a national or international "key opinion leader" in a specified role in providing some or all of the Services for a Study (for example, use of an internationally prominent pathologist in reading certain types of specialized or unusual pathology slides), and where Quest is unable or elects not to use the key opinion leader in such designated role;

         (x) any Study for a consumer healthcare product, such as an over-the-counter drug; and

         (xi)     any Other Study.

         Notwithstanding the foregoing exceptions to the exclusivity requirements, if Quest Diagnostics Clinical Trials is engaged to perform Services in connection with any such Studies, including without limitation through the use of QDCT Referrals (as provided in Section II(2) above), such Studies shall be conducted pursuant to the terms of this Agreement, and the revenues paid to Quest Diagnostics Clinical Trials (including those for the QDCT Referrals) for such Services shall count toward satisfaction of the Spend Targets.

3. Should Quest decline to perform Services in connection with any Study after GSK has followed the provisions of Section II(2) and complied with any applicable requirements of Section III(2)(iv), then GSK or the GSK Subsidiary shall be free to use a clinical laboratory other than Quest to perform the Services in connection with such Study. In the event that GSK requests Services of Quest Diagnostics Clinical Trials, whether or not subject to the exclusivity requirements, that are (a) part of Quest Diagnostics Clinical Trials standard menu of testing and services offered generally to pharmaceutical industry clients or (b) a New Capability Quest Diagnostics Clinical Trials has developed pursuant to Section III(2)(iv) and Quest elects not to perform such Services for GSK, then the applicable Spend Targets shall be reduced by 70% of the amount reasonably paid by GSK to another lab for the work at issue; provided that Quest shall not be penalized for Inadvertent or De Minimis Breaches of its obligation to perform Services and provided further that in order to provide for a transition period the parties agree that Quest shall not be penalized under this Section III(3) for


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

         breaches of any requirement to perform Services requested by GSK after the execution of this Agreement that occur on or prior to June 30, 2003.

4. In the event that GSK uses another lab to perform Services in violation of the exclusivity requirements set forth in this Section III, GSK shall pay to Quest an amount equal to 70% of the amount reasonably paid by GSK to the other lab for the Services at issue, provided that GSK shall not be penalized for Inadvertent or De Minimis Breaches of its exclusivity obligation and provided further that in order to provide for a transition period the parties agree that GSK shall not be penalized for breaches of its exclusivity obligation which occur on or prior to June 30, 2003. Any payments made pursuant to this Section III(4) shall not count toward the applicable Spend Targets.

SECTION IV. RELATIONSHIP MANAGEMENT

1. Quest shall designate individuals employed by Quest who are approved by GSK to be located at GSK's facilities in Upper Providence, Pennsylvania, Collegeville, Pennsylvania, and Harlow, England, or at such other locations as may be mutually agreed by GSK and Quest, to act as liaison and relationship managers between Quest Diagnostics Clinical Trials and GSK's Clinical Research and Development department.

2. Within thirty days of the date of this Agreement, GSK and Quest shall form a joint operating committee (the "JOC") that shall have oversight responsibility for the parties' performance of their respective obligations under this Agreement and the relationship between the parties. The JOC shall be composed of at least two representatives each appointed by Quest and GSK, respectively. GSK and Quest may mutually-agree to include within the JOC representatives from any CRO routinely used by GSK for the performance of Studies. The JOC will be co-chaired by Quest Diagnostics' VP, Pharmaceutical Services and GSK's Vice President, Global Clinical Operations. The JOC may create such subcommittees consisting of representatives of each party as it determines to be necessary or prudent.

3. The JOC shall conduct quarterly performance and business review meetings, at a location to be mutually agreed by GSK and Quest, provided that the JOC shall meet more often if requested by either party. The JOC shall, among other things:

         (i) review annual budget and quarterly forecasts for Services under this Agreement and identify Studies that will be starting within the following three to six months that GSK identifies as Pivotal (for purposes of this Agreement, "Pivotal" shall mean that the identified Study is either (a) of significant strategic importance to GSK or (b) designated as "pivotal" under the Food and Drug Administration's New Drug Application process);

         (ii) prospectively identify and plan GSK turn around time and capability needs (including investment requirements) to permit Quest a reasonable amount of time (A) to evaluate the needed capability and (B) to develop and implement the capability (if Quest decides to do so). To the extent practicable, such review shall take place a minimum of six (6) months prior to GSK's anticipated need, provided that if GSK has not defined its anticipated needs at such time, GSK will use commercially-reasonable efforts to notify Quest of its anticipated needs promptly after those needs are identified and defined and permit Quest a commercially-reasonable time to determine whether it will develop the capability;

         (iii) be responsible to resolve escalated, significant contract issues, including, without limitation, exclusivity violations and performance metric issues in accordance with Section IV(6) below, and determining capability needs;

         (iv) on an annual basis, review the performance metrics set forth in Section VI, and if necessary, modify or redefine the performance metrics;

         (v) on an annual basis, review a list of all GSK collaborative and co-development projects;

         (vi) determine the application of exclusivity under Section III(2)(iv), and (viii) and the timing of exclusivity under
                  Section III(1)(iii) and Section XXIV;

         (vii) review pricing for "Custom Tests" upon request of either party;

         (viii) review Quest Diagnostics Clinical Trials' standard menu of testing and services on an annual basis, including any additions made since the previous review; and

         (ix)     discuss any other issues arising under this Agreement.

4. At any time GSK believes that Quest is failing to provide Services pursuant to the terms of this Agreement, GSK may convene a meeting of the JOC to discuss such failures at a location to be mutually agreed by GSK and Quest as promptly as practical after GSK notifies Quest of the request to have such meeting. The attendees of such meetings shall be mutually agreed by GSK and Quest.

5. Likewise, at any time Quest believes that GSK is failing to perform its obligations pursuant to the terms of this Agreement, Quest may convene a meeting of the JOC to discuss such failures at a location to be mutually agreed by GSK and Quest as promptly as practical after Quest notifies GSK of the request to have such meeting. The attendees of such meetings shall be mutually agreed by GSK and Quest.

6. Either party may refer unresolved issues to the JOC in accordance with procedures developed therefor by the JOC or (until such procedures are developed) by notifying both the GSK and Quest leaders of the JOC in writing of the issue or convening a meeting under Sections IV(4) and IV(5) above. GSK and Quest shall ensure that their respective representatives on the JOC meet promptly thereafter to attempt to resolve the issue. If the JOC cannot resolve the issue within thirty (30) days after receiving notice thereof, it will promptly notify both Quest's Senior Vice President, Advanced Diagnostics and GSK's Senior Vice President, Clinical Development and Medical Affairs in writing of the dispute and the JOC's efforts to resolve it. The JOC may elect to notify such executives in less than 30 days if the JOC agrees that further attempts at resolution by the JOC will be futile. If such executives are unable to resolve the dispute within 60 days after receipt of notice by the JOC, the aggrieved party may, as applicable, proceed under Section XXI or XXII of this Agreement and enforce the Agreement under Section XXVIII.

SECTION V. REVIEW AND IMPROVEMENT OF SERVICES

1. The parties hereto acknowledge and agree that (a) the pharmaceutical industry and clinical trials industry frequently undergo change, including technological advancements in connection with the conduct of Studies and abilities to communicate the results of the Studies, and
         (b) the parties hereto intend the performance by Quest of Services under this Agreement to reflect the improvements available as a result of such changes.

2. The JOC shall meet at least one time annually to review the terms of this Agreement which govern the Services provided by Quest hereunder, including Sections III and VIII through Section XVI, and to negotiate in good faith amendments to this Agreement to be executed and delivered by the parties hereto providing for quality and cycle time improvements and other changes in such Services in response to technological, operational or other advancements or changes. It is acknowledged and agreed that, among other things, Quest may be required to invest in new equipment and staff as a result of such amendments, and that to fund such investments, Quest may be required to raise prices for affected Services consistent with this Agreement.

SECTION VI. CERTAIN PERFORMANCE METRICS AND MEASURES

1. With respect to any Study, Quest shall provide any Services required pursuant to this Agreement for such Study within the relevant implementation time specified in Exhibit D, as Exhibit D may be amended from time to time pursuant to Sections V or XXIII; provided, however, that, with respect to any Study, to the extent an implementation time for any Service is expressly set forth in a Task Description, Quest shall provide such Service for such Study within the implementation time set forth in such Task Description. In the event Exhibit D is amended, such that the amendment causes an increase in the costs of Quest's performance of Services hereunder, Quest and GSK shall negotiate an appropriate price adjustment under this Agreement with respect to the amended item(s) only.

2. With respect to each Study, Quest shall maintain a system to monitor and measure its compliance with the performance metrics and measures set forth in Exhibit D or in the Task Description for such Study and shall provide GSK a monthly written report regarding compliance with such metrics and measures. Quest shall provide GSK with reasonable access to the data underlying such monthly compliance reports for verification purposes.

SECTION VII. STUDY PREPARATION PHASE

1. In preparing for any Study, GSK and Quest shall work in accordance with the guidelines defined in the GSK-Quest "Study Set-up Handbook" (the "Handbook") For each Study, GSK shall provide a final, approved protocol to Quest before CLW approval.

2. In order to obtain an early indication of the central laboratory costings, a GSK Study Leader may submit a completed laboratory assumptions document to Quest; within five (5) days after receipt thereof, Quest will provide a preliminary budget to the GSK Study Leader. After approval of the CLW and within ten (10) days after receipt of a Request for Proposal from GSK, Quest shall provide to GSK a good faith estimate based on current information of all costs associated with a Study. Four weeks before any Study is scheduled to begin, Quest will provide a cost proposal, based on the final approved protocol for the Study, to the designated GSK Clinical Study Leader (with a copy to the GSK Global Resourcing, Grants and Contracts Group) in the form of a Task Description. All anticipated costs must be estimated, including dry ice, translations, reporting costs and storage and transportation costs. Each of GSK and Quest shall use its reasonable best efforts to agree on the costs for the Study and to sign the Task Description prior to the Study start date. If GSK makes any subsequent changes to the final approved protocol that impact the costs of the Study significantly, GSK shall bear such additional costs; provided, however, that the additional costs are reasonable and are itemized for GSK in reasonable detail. In such a situation, Quest shall incur no additional costs without the prior approval of GSK; provided, however, that Quest may incur reasonable, additional costs if it is unable promptly to obtain GSK's approval to such additional costs and the nature of the Study and requirements for timely performance of Services require Quest immediately to incur such reasonable, additional costs.

3. Prior to the initiation of each Study, GSK shall provide Quest with a copy of all appropriate, approved protocols, amendments and modifications and other necessary information, provided that in no event shall Quest have access to patient identifiable information where disclosure would be contrary to privacy laws or regulations or GSK privacy policy. Quest will not modify or change such information without the prior written consent of GSK.

4. If the laboratory requirements for a Study involve the extraction of DNA from a patient's specimen, it is the responsibility of the GSK Clinical Study Leader, as the Study is being set up, to provide the Quest Project Leader with the master patient informed consent covering DNA analysis (if not specified in the protocol for such Study). Quest shall not extract DNA from any specimen unless the patient informed consent has been signed, as confirmed to Quest by that patient's investigator. Quest shall follow GSK's instructions with regard to adherence to GSK's patient informed consent policy, including destroying specimens if requested by GSK. Quest will include all necessary collection supplies in the laboratory test kits.

5. No later than four weeks before the beginning of a Study, a CLW will be completed by representatives from GSK and Quest and approved by GSK. Provided that GSK has specified translation/language requirements in the CLW, no later than two weeks before the beginning of a Study, Quest will demonstrate to GSK its ability to communicate fluently with Investigators for such Study and, if necessary, will specify to GSK the languages used to communicate with the Investigators in the relevant CLW. Quest shall ship supplies for the Investigators in order to arrive at the Investigator sites not later than the date requested by GSK.

6. If any significant changes are made to a Study's protocol or central laboratory worksheet (CLW) following GSK approval of the CLW that require additional work or resources not included in the original cost proposal for the Study, such changes shall be charged to GSK in accordance with Exhibit F (Minimum Charges), attached hereto and incorporated herein, provided, however, that (a) upon request of GSK, Quest shall provide reasonable supporting documentation for the fees in Exhibit F and (b) that the favorable pricing provisions of Sections XV(1) and XV(2) shall apply to the charges in Exhibit F. Further, GSK shall provide a formal request to Quest to prepare and submit a Change in Scope form to address such changes. Quest shall be responsible for the preparation of an accurate, properly executed Change In Scope form, in the form of Exhibit G, attached hereto and incorporated herein, for any such change(s) in the Study's protocol or CLW. Significant changes made to a Study's protocol or CLW by GSK after a schedule has been determined which necessitate additional programming time or changing of kit contents by Quest, shall be made at GSK's expense; provided, however, that the additional charges are reasonable and are itemized for GSK in reasonable detail if not already specified in Exhibit F. Quest shall incur no additional costs without the prior approval of GSK; provided, however, that Quest may incur reasonable, additional costs if it is unable promptly to obtain GSK's approval to such additional costs and the nature of the Study and requirements for timely performance of Services require Quest immediately to incur such reasonable, additional costs. For the avoidance of doubt, all minimum charges or administrative charges paid by GSK under this Agreement to Quest or its subcontractors shall count as revenues earned by Quest under this Agreement.

         In the event GSK makes any significant changes after CLW approval as described above for any Study, Quest shall use its reasonable best efforts to ship supplies for the Investigators in order to arrive at the Investigator sites not later than the date requested by GSK; however, GSK understands that significant changes to a Study may delay supply delivery beyond the original date requested. Any additional shipping charges incurred by Quest to comply with this obligation shall be the responsibility of GSK.

7. Investigator meetings are intended to assist in the orientation of Investigators and their staff assigned to a Study with respect to the laboratory procedures contained in the Investigator Manual, and the performance of other Services as may be required by the relevant CLW.

         Quest shall provide a representative at the GSK-sponsored Investigator meeting to review specimen preparation, packaging and transportation requirements. In the European Territory, Quest shall participate in Investigator meetings at locations and at times specified by GSK upon two weeks' prior notice. In the North American Territory, Quest shall participate in Investigator meetings at locations and at times specified in the relevant CLW.

         Provided that GSK has approved the CLW for any applicable Study, Quest will provide customized presentation materials for the applicable Investigator meeting upon two weeks' prior notice from GSK.

         Upon request by GSK, Quest will provide to GSK for review and comment in advance of the Investigator meeting copies of the materials to be presented at such meeting and will make any factual corrections requested by GSK at no charge to GSK.

         If Quest is not given two weeks' prior notice, additional reasonable charges will apply for (a) Quest's preparation of customized meeting materials and (b) revisions to customized meeting materials resulting from changes in GSK's protocol or other changes specified by GSK to Quest; provided, however, that the expenses underlying such additional changes are itemized for GSK in reasonable detail if not already specified in Exhibit F.

8. For Services provided in the North American Territory, Quest will prepare and distribute to each Investigator a protocol-specific Investigator Manual. In addition, laminated pictograms are available for an additional charge. The purpose of the Investigator Manual and Investigator (Lab Requirement) Summary is to provide the Investigator and the Investigator's staff with precise instructions concerning specimen collection, transport and reporting. In the North American Territory, the Investigator Manual shall be provided in English, Spanish and French; the last two languages will be available two weeks after approval of the English Investigator Manual.

         In the European Territory, Quest will prepare and distribute to each Investigator a customized Investigator Manual. In addition, laminated pictograms are available for an additional charge. The Investigator Manual shall be prepared for approval in English, and available in French, Spanish, Italian, German and Dutch, and in such additional languages requested by GSK two weeks after approval of the English Investigator Manual. Upon written request from GSK, Quest will translate the Investigator Manual and/or Investigator (Lab Requirement) Summary into other languages for an additional charge per language.

         For any additional countries that may be added to this Agreement, Quest will provide the Investigator Manual and/or the Investigator (Lab Requirement) Summary and/or pictogram in languages as specified in the Task Description for the particular Study. Quest shall provide such materials in English, French, Spanish, Italian, German, and Dutch at no additional charge, and GSK and Quest shall negotiate in good faith the costs of any translations into other languages required by GSK.

         Quest shall use its reasonable best efforts to provide such additional translations within two weeks of request.

9. Upon request from GSK, Quest will provide telephone in-service training to staff at clinical study sites at no additional charge to GSK. Upon request and with two weeks' prior notification from GSK, Quest will provide on-site field service training for protocol initiation and/or ongoing support. Costs associated with this Service (an additional charge per day plus travel and accommodation expenses) shall be the responsibility of GSK.

         Quest will make available, upon GSK's request, professional laboratory consulting services at GSK and/or Investigator sites beyond those consulting services generally provided by Quest in connection with a Study. Any costs associated with these services shall be agreed to in advance by Quest and GSK.

10. Quest will provide GSK with technical support Services, including provision of data transmission and test codes and remark codes, when appropriate. Quest, with input from GSK, will develop a standard format for data transmission and will create datasets prior to the initiation of a Study to transmit records. Quest shall monitor data to ensure trouble-free transmission to BDS. Quest must confirm to GSK that all data management systems required for any Study are in place or shall be in place, prior to the commencement of such Study. The costs for any data programming requested by GSK over and above Quest's usual programming and technical Services provided to GSK shall be reimbursed by GSK; provided, however, that Quest shall provide GSK with an itemization of such costs prior to implementing any programming changes.

11. Quest will make available from time to time, for GSK's convenience as a supplemental means of accessing certain information, Quest's ResultView(TM) web site and associated software (cumulatively, the "Site"). Quest does not promise that the Site will be available at all times or at any particular time and may elect to discontinue the Site or GSK's access to it at any time, with or without notice. To the extent that GSK requests additional services beyond Quest's standard support services, such services (if available) will incur additional charges as set forth in Exhibit E.

         (i) GSK shall provide Quest with a list of authorized employees, agents, and subcontractors, if any, having a legitimate business need for access to the Site for whom GSK requests such access (each a "GSK Authorized User"). GSK shall notify Quest promptly to remove access for any GSK Authorized User who ceases to be an employee, agent, or subcontractor of GSK, who is reassigned by GSK so as not to have a legitimate business need for such access, or for whom such access otherwise should be removed.

         (ii)     All persons who access the Site (including each GSK Authorized
                  User) will be required to accept certain conditions governing such person's use of the Site before access to the Site is permitted by Quest (the "User Agreement"). GSK shall be fully responsible for each GSK Authorized User's compliance with the User Agreement and for all other acts and omissions of each GSK Authorized User relating to the Site. Without limiting the foregoing, GSK and each GSK Authorized User shall cooperate with Quest in protecting the security of the Site as set forth more fully in the User Agreement, and Quest shall have the right to deny access to any GSK Authorized User as provided in the User Agreement.

         (iii) Subject to this Agreement and in conformity with the User Agreement, a GSK Authorized User may, at the sole risk and responsibility of GSK acting through such GSK Authorized User and solely for the lawful, professional use of GSK acting through such GSK Authorized User, display the Site on a web browser and print portions of the Site that are of professional interest to GSK acting through such GSK Authorized User, for informational purposes only. Otherwise, neither GSK nor any GSK Authorized User is licensed to display or print the Site. In addition, neither GSK nor any GSK Authorized User shall, in whole or in part, reproduce, distribute, create derivative works from, reverse engineer, decompile, disassemble, sell, or sublicense any material on the Site.

         (iv) Notwithstanding anything to the contrary in this Agreement, and subject to the rights of third-party licensors and GSK's rights to Study data contained in Section XVIII hereof, Quest or its affiliates own all copyright, trademark, patent, trade secret, and other intellectual property and proprietary rights in the Site, in all media now known or later devised. GSK shall not remove, conceal, or alter any copyright notice, disclaimer, or other notice. In addition, the rights of Quest or its affiliates shall include all right, title, and interest in and to any aggregate data (other than Study data) derived from the Site (such as usage patterns) and Quest and its affiliates reserve


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

                  the right to use for any lawful purpose any such data collected from or relating to any use of the Site by GSK or any GSK Authorized User.

         (v) GSK ACKNOWLEDGES AND AGREES THAT THE MATERIAL ON THE SITE IS FOR INFORMATIONAL PURPOSES ONLY AND THAT NO TEST RESULTS OR OTHER MATERIAL ON THE SITE SHOULD BE RELIED ON IN ANY SUBMISSION TO THE UNITED STATES FOOD AND DRUG ADMINISTRATION OR ANY OTHER REGULATORY BODY. GSK FURTHER ACKNOWLEDGES AND AGREES THAT THE SITE IS PROVIDED "AS IS," WITH ALL FAULTS. QUEST DISCLAIMS, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, IN ANY WAY RELATING TO THE SITE, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WARRANTIES AGAINST INFRINGEMENT OR OF QUIET ENJOYMENT, AND WARRANTIES OF ACCURACY OR COMPLETENESS. QUEST SHALL HAVE NO LIABILITY, DIRECT OR INDIRECT, TO GSK OR ANY OTHER PERSON BASED ON OR OTHERWISE IN ANY WAY RELATING TO THE SITE.

SECTION VIII. STUDY MANAGEMENT

1. The Quest Project Leader for any Study will interact on a regular basis with the GSK Clinical Study Leader or other designated GSK contact who shall be specified in each Task Description. Quest shall use its reasonable best efforts to retain such administrator's services for the length of each Study to which they have been assigned, in order to maintain the quality and consistency of Services. In addition, Quest shall provide a qualified back-up to such Project Leader. If such administrator's responsibilities change during the course of a Task Description, Quest shall notify the designated GSK contact of such change. Quest shall ensure that the level, quality and continuity of Services are maintained at the levels required by this Agreement despite any changes in personnel at Quest. The regional Quest Medical and Regulatory Affairs representative (or his or her designee) will use reasonable best efforts to review all concept or draft protocols at least 12 weeks prior to start of the Study (where made available by GSK) and comment on clinical testing, methodologies, sample collection/handling and sample stability. Where requested by GSK, Quest Scientific Affairs will obtain the input of Quest Diagnostics Academic Associates, Nichols Institute Scientists/Medical Directors and Nichols Institute Diagnostics personnel and use reasonable best efforts to provide any appropriate recommendations for improvements to the GSK Clinical Study Leader within 10 working days.

2. Quest will provide to GSK and Investigators a toll-free telephone number for answering questions related to the Services. Quest shall also provide to GSK


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

         and Investigators the names and telephone numbers of Quest contacts who can answer testing related questions and take orders for supplies.

3. For Studies in the European Territory, Quest will provide sufficient personnel to communicate with Investigators and GSK personnel in English, French, Spanish, Italian, German and Dutch, as need be depending on the language requirements of the country in which the particular Study is performed. For Studies in both the North American and European Territories, Quest will provide GSK with access to a staff pathologist or an appropriately qualified Ph.D.- or M.D.-level staff member.

4. Quest technical support will be provided to interact with GSK and any GSK designated GSK agent or subcontractor for problem resolution. Quest will use its reasonable best efforts to resolve any technical errors promptly upon identification of the problem.

SECTION IX. SPECIMEN TRANSPORT

1. In the contiguous United States and as appropriate based on individual study requirements, Quest generally provides courier service to clinical trials clients through its proprietary courier network at no charge. Outside the contiguous United States, Quest generally provides courier service to clinical trials clients through contracted carriers (e.g., Federal Express, DHL) at actual charges plus 10%. Quest will provide for courier service for shipment of specimens from an Investigator to Quest, the costs, timing and service provider of which shall be as mutually agreed by Quest and GSK, based upon the requirements specified in the relevant CLW. In any event, Quest shall use its reasonable best efforts to provide courier service to Investigators on weekends or holidays in the event of an unanticipated patient visit. Quest shall indicate to the GSK Clinical Study Leader or other designated GSK contact any limitations on courier service which would impede proper and/or timely collection and delivery of supplies or specimens.

2. Quest will provide a tracking system to ensure pick up at Study sites and delivery to Quest in line with the specifications required and agreed to by protocol and reflected in the Task Description for a particular Study. The tracking system shall be that which was in place at SmithKline Beecham Clinical Laboratories, with such modifications as Quest has made or may make to the system after the date of this Agreement to provide specimen pick up Services in both the North American and European Territories. Such tracking system will be available to GSK upon request. Any requests by GSK for tracking of specimens in excess of the usual tracking system provided by Quest in the North American and European Territories shall be discussed and agreed to by the parties. Additional costs, if any, associated with the excess tracking requirements, will be charged to GSK and agreed upon between GSK and Quest.


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

3. From the point of pick up of specimens from the Investigator by a courier employed by Quest under any Task Description, Quest shall ensure that all shipping, handling, storage and disposal of specimens shall be in accordance with any and all applicable rules and regulations.

4. Quest shall be compensated at actual cost plus 10% for emergency delivery and/or transportation Services authorized in writing by GSK which are not included in the agreed to price on the applicable Task Description.

5. Quest may be required to provide for shipment of specimens from Quest to other laboratories or to GSK locations as described in the Task Description. Quest shall ensure that shipping methods and documentation for clinical sample shipments shall be in accordance with any and all applicable rules and regulations, and in compliance with guidelines set forth by the courier service. In addition, Quest shall be prepared to receive and analyze specimens that are referred by GSK to Quest from other laboratories.

6. If requested by GSK, Quest may be required to send Referral Specimens to other laboratories for analysis. Quest shall be responsible for obtaining, handling, shipping and reporting Referral Specimens in accordance with any and all applicable rules and regulations. Quest will bill GSK for the cost of testing Referral Specimens (which is the amount Quest is billed by the referral laboratory) plus a referral service fee per specimen. This referral service fee includes specimen transport from the Investigator sites to Quest in the North American Territory, specimen referral (including specimen tracking and transport), and results reporting to GSK. In the European Territory, inbound transportation costs will be agreed with GSK. Any fee increase imposed by the referral laboratory will be passed on to GSK.

7. Archival Specimens shall be stored and maintained by Quest for the length of time and under storage conditions as described in the CLW for the fees described in Section XV(15). Archival Specimens may be shipped to GSK or to others as specified in the relevant CLW or as otherwise requested by the designated GSK contact. Labeling requirements for Archival Specimens to be returned to GSK shall be specified in each CLW.

8. If requested by GSK, Quest will be required to send any DMPK specimens received by Quest in extended storage to other laboratories for analysis ("DMPK Specimens"). Quest will be responsible for handling and shipping DMPK Specimens. Quest will bill GSK for the cost of storage as detailed in the applicable Task Description; unless Quest's proprietary courier network is used for transportation of the DMPK Specimens, all inbound and outbound transportation costs will be charged to GSK at actual cost plus 10%. DMPK specimens shipped to Quest designated for extended storage shall be stored and maintained by Quest for the length of time and under storage conditions as described in the relevant CLW.

SECTION X. RESULT REPORTS

1. Quest shall complete test assays upon specimens received from Investigators and shall compile patient demographic data which accompanied such specimens. Results of test assays and patient demographic data will be reported to Investigators and GSK with the data specified, by the method and with the frequency of transmission and turnaround as set forth in the relevant CLW, or as otherwise requested by GSK. Examples of standard reports are available to GSK upon request. Additional reports requested by GSK, which require fields of data not specified in the original CLW, will be provided at an additional reasonable charge to GSK.

2. Upon request and as directed by GSK, Quest will implement any or all of the following report format and flagging options: (i) delta flags; (ii) blinded results; (iii) clinical significance summary; (iv) quick trend summary; (v) toxicity grading; and (vi) report header and footer text, and any additional format and flagging options requested by GSK. If GSK requests a format or flagging which requires significant customization of Quest's standard report format and flagging options, GSK and Quest shall negotiate in good faith an additional reasonable charge to GSK for such request.

3. The following Service options apply to report delivery to the Investigators and GSK:

         Within the North American Territory: One hard copy result report will be delivered via fax and one will be delivered via U.S. mail. GSK and Quest shall negotiate in good faith the costs of any alternate reporting fashion requested by GSK.

         From the North American Territory to a Destination Outside the North American Territory: One result report will be transmitted via facsimile plus one hard copy report will be sent via standard postal service per visit for countries other than the North American Territory.

         From the United Kingdom to a Destination within the European Territory:
         One result report will be transmitted via facsimile plus one hard copy report will be sent via standard postal service per visit.

         Other: GSK may request overnight express report delivery, or multiple modes of delivery, at an additional charge for any of the reports described above. The parties hereto acknowledge and agree that as improved technology becomes reasonably available, Quest will make available "real-time" communication or other electronic communication between and among Quest, GSK and the Investigators.

         Unless otherwise specifically agreed in writing between the parties, charges for hard-copy lab reporting (other than the original report, as to which there is no charge) shall be as set forth in Exhibit H.

SECTION XI. DATA MANAGEMENT REQUIREMENTS

1. Quest shall perform edit checks on patient demographic data (consistent with privacy laws and regulations) on the day that the sample is received. If Quest detects errors or omissions, including an invalid Study number, an invalid Investigator number, an invalid Investigator site number, an invalid patient number, an improper visit sequencing, or patient demographics that changed from a previous visit, then Quest shall contact the Investigators by telephone (or other mutually acceptable method of communication) for resolution. A record of all such changes shall be maintained by Quest. If Quest is unable to contact the Investigators or has been unable to reach a resolution within five business days (or within two business days if after the last patient visit), then Quest shall notify the designated GSK contact.

2. Quest shall telephone the Investigators to notify them of lab assay values which must be made known immediately to the Investigator (and any medical monitors designated in the Task Description) for proper patient care and which are defined in the relevant CLW (hereinafter "Alerts"). In addition, Quest shall immediately provide notification to the Investigator and medical monitor of lab assay values which would exclude the patient from the Study and which are defined in each clinical protocol if requested in the relevant CLW. Quest shall notify Investigator sites within one working day (limited to Monday through Friday) of the completion of testing, or as specified in the CLW. If Quest is unable to reach the Investigator after Quest has made a minimum of two attempts, Quest shall promptly notify the GSK Clinical Study Leader, medical monitor or other designated GSK contact. All Alerts shall be automatically flagged on the hard copy laboratory report.

3. Quest shall provide to GSK a support service for queries or resolving errors related to Quest, with such queries or errors to be resolved within three days (or within 24 hours if after the last patient visit). Quest also shall provide guidance for any general lab questions and shall ensure the complete resolution of all data issues at the completion of the Study (ensuring satisfactory completion of the relevant Study). Quest shall track all queries raised in each Study, provided that GSK has entered such queries in the relevant database established by GSK.

4. Quest will retain all patient records and test results from any Study for five years following the termination of each Study or for such longer period as specified in the Task Description for a Study or for such longer period as required by applicable laws or regulations. Quest shall maintain all specimens from a Study following the termination of the Study for the period specified in the Task Description for a Study or for such longer period of time as required by applicable law or regulations. Upon GSK's request, Quest shall return any specimens or data from a Study to GSK, at an additional charge to be agreed upon by GSK and Quest. GSK and Quest shall agree on long-term specimen retention and specimen destruction on a Study-by-Study basis. Quest shall comply with all data and specimen retention methods established by relevant regulatory authorities. GSK shall advise Quest in writing of data or specimen retention requirements in excess of these standards, and Quest will use its reasonable best efforts to accommodate GSK's requirements. Additional reasonable charges may apply to any deviations to data and specimen retention standards specified herein. Archived data may be maintained on microfiche or electronic record, provided that a back-up exists and a hard copy can be obtained from it if required.

SECTION XII. MANAGEMENT REPORTING

Quest will provide, upon request from GSK, any or all of the following management reports generated from Studies under this Agreement: (i) new activity report, (ii) study status report, (iii) patient visit history report, (iv) patient trend analysis, (v) trend analysis, (vi) tracking report, (vii) toxicity grade report, and/or (viii) selected abnormal report, and any other standard reporting entries as they become available. Quest will make such reports available as frequently as GSK specifies, and such reports shall be incorporated into the Result/View(TM) format if requested by GSK. Distribution will be by standard postal service or electronically, at GSK's option. An additional charge may apply for customization or deviations to Quest's standard Study management reports and methods of distribution. Result\View(TM) should be the primary source for all management reports for all requestors who have access to Result\View(TM).

SECTION XIII. LABORATORY METHODOLOGY

1. Quest shall not subcontract tests to any third party or send out Referral Specimens without the prior written approval of GSK. Quest shall require any subcontractor so approved by GSK to enter into written agreements requiring such subcontractor to perform the Services for which it is the subcontractor pursuant to the terms of this Agreement, including the terms of the confidentiality provisions in
         Section XVIII. Quest shall be responsible for ensuring that (a) all subcontracted tests are correctly validated and (b) each subcontractor's sites have passed appropriate quality audits conducted by third parties hereto within the previous 12 months. If GSK approves Quest's use of a subcontractor, GSK shall pay the costs of any testing performed by such third party, as charged by the third party to Quest, plus Quest's then-current, standard referral fee (currently $25/test in the North American Territory and $33/test in the European Territory), except as otherwise described in Section XV(1). If GSK requires that Quest utilize a particular laboratory for testing and Quest is unable to perform its customary site visits and inspection and/or obtain a referral agreement with such laboratory (due to small volume of tests, short time before Study start, etc.), Quest and GSK shall agree to a reasonable solution that addresses the concerns of both Quest and GSK.

2. On or prior to the date hereof and to the extent available, Quest has provided to GSK a current list of all laboratory tests Quest Diagnostics Clinical Trials is capable of conducting as updated from time to time, (the "Lab Test List") and a summary of Quest Diagnostics Clinical Trials laboratory methodology for such tests. Quest shall update the Quest Diagnostics Clinical Trials Lab Test List and methodology summaries semi-annually or more frequently as otherwise necessary if significant changes occur and deliver it to GSK. Quest shall also update the Nichols Institute Lab Test List and methodology summaries annually or more frequently as otherwise necessary if significant changes occur and deliver it to GSK.

3. From time to time, Quest may determine it necessary to change existing methodology and/or reference ranges as a result of modifications in the type of reagents and/or methodologies or the discontinuance of materials and/or supplies to support existing equipment. To the extent practicable, Quest shall notify GSK of any such change not less than thirty days before such change is implemented, together with an assessment of the potential impact on either validation of assays or changes in normal ranges for tests. Quest shall not change any methodology and/or reference ranges during the course of a Study without the prior written consent of GSK. Upon request from GSK, Quest shall provide GSK with any and all method comparison data.

4. Quest shall investigate any significant trends identified during quality control of its laboratory testing that might affect Services provided hereunder. Quest shall notify GSK of such trends and provide an explanation to GSK regarding these trends.

SECTION XIV. LABORATORY EQUIPMENT

1. Quest will ensure at all times that its computer equipment is in good, working condition and that it has made reasonable provision for backup equipment to avoid delays in the analysis of GSK's specimens.

2. Quest will ensure that any changes in equipment being used in Studies that will require revalidation of assays or that may have an impact on normal ranges of tests will be communicated to GSK in a timely fashion. Quest will make no change in laboratory equipment during the course of a Study that would require revalidation of assays, without the prior written approval of GSK. Quest shall notify GSK if a failure in its equipment causes changes in test results.

3. Quest shall ensure that the reagents and equipment used in performing any Service hereunder, at all times, are in compliance with the reagent and equipment standards set forth by applicable regulatory authority's standards for such equipment and reagents.

SECTION XV. COMPENSATION

1. Quest Diagnostics Clinical Trials shall price Services under this Agreement (as specified in each Task Description), to GSK, a GSK Subsidiary, or GSK's co-promotion, co-development, collaborative or similar partners (together with GSK and the GSK Subsidiaries, the "GSK Group") at the lower of Most Favored Nations Pricing (as defined in subsection (i) below) or the applicable GSK Discount (as defined in subsection (ii) below). For the avoidance of doubt, the favorable pricing afforded GSK under this Section XV(1) and (2) shall (a) apply for any Services requested by the GSK Group in accordance with this Agreement and provided by Quest Diagnostics Clinical Trials (including without limitation the QDCT Referrals) to the GSK Group under this Agreement, whether or not such Services are subject to the exclusivity obligations of Section III and (b) not apply to Services performed under Alternative Laboratory Agreements. Notwithstanding the foregoing and for the avoidance of doubt in interpreting this Section XV with respect to the QDCT Referrals, it is understood that Quest Diagnostics Clinical Trials prices the QDCT Referrals for its clients as follows: testing performed by the Dorevitch and DSP laboratories (and any other laboratory with which Quest Diagnostics Clinical Trials establishes a similar relationship) is priced at set fees per test, and GSK does not receive the GSK Discount on such testing; testing performed by Quest laboratories other than Quest Diagnostics Clinical Trials is priced at set fees per test, and GSK does receive the GSK Discount on such tests; testing performed by all other referral laboratories is priced at actual cost plus a referral fee, and GSK does not receive the GSK Discount on such tests. In all cases, however, GSK will receive a price equal to or lower than that charged to all other Quest Diagnostics Clinical Trials clients.

         (i) "Most Favored Nations Pricing" shall mean the then lowest price for any Service or group of Services being charged by Quest Diagnostics Clinical Trials (including without limitation the QDCT Referrals) to any other client in the North American Territory (with respect to Services to be provided in the North American Territory) or in the European Territory (with respect to Services to be provided in the European Territory). To the extent such other client's(s') prices are in currencies other than US Dollars (for the North American Territory) or Pounds Sterling (for the European Territory), such prices shall be calculated in US Dollars or Pounds Sterling, as applicable, using exchange rates on the date on which Quest Diagnostics Clinical Trials prepared the bid that was submitted to such other client in such other currency.

         (ii) The "GSK Discount" shall mean the price for any laboratory testing Service calculated using a 32% discount off the then applicable fee schedule for such Service or group of Services being charged by Quest Diagnostics Clinical Trials to any other client in the North American Territory (with respect to Services to be provided in the North American Territory) or 20% discount off the then applicable fee schedule for such


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

                  Service or group of Services being charged by Quest Diagnostics Clinical Trials for clients in the European Territory (with respect to Services to be provided in the European Territory).

         (iii) Any Service or group of Services other than a laboratory testing Service (including without limitation such Service or group of Services performed as a QDCT Referral) shall be provided to the GSK Group at a price equal to or less than the price for such Service or group of Services charged to any other client of Quest Diagnostics Clinical Trials in the North American Territory or in the European Territory, as the case may be.

2.       (i)      For purposes of calculating, pursuant to Section XV(1), prices subject to a GSK Discount, (a) the fee schedule for the most frequently ordered laboratory testing Services performed in 2003 shall be as set forth in Exhibit C attached hereto along with the discounted price to be charged to GSK and (b) the prices for laboratory testing Services performed after 2003 shall be as agreed to between GSK and Quest pursuant to
                  Section XV(3). All laboratory testing Services requested by the GSK Group at any time for which fees are not specified in the Task Description shall be billed in accordance with Quest
                  Diagnostics Clinical Trials' then current fee schedule, including the applicable discount, unless otherwise agreed to by the parties.

         (ii) For purposes of calculating the Most Favored Nations Pricing pursuant to Section XV(1) during the Term of this Agreement, Quest shall include all discounts and reductions in price provided by Quest Diagnostics Clinical Trials to its clients in the North American and European Territories excluding any discounts and reductions in price provided by Quest or SmithKline Beecham Clinical Laboratories for Services in connection with Studies that were bid prior to August 16, 1999, and have not terminated. Most Favored Nations Pricing shall apply on a test by test basis to invoices for Applicable Studies (as defined in the next sentence) that are submitted to GSK during the time period beginning on the date of the first invoice to another Quest Diagnostics Clinical Trials client containing a discount greater than 32% (in the North American Territory) and 20% (in the European Territory) and ending on the date of the last invoice to such other client containing such greater discount (the "MFN Period"). The term "Applicable Studies" shall mean any GSK Study for which Quest Diagnostics Clinical Trials has prepared a final budget proposal and overview of services during the MFN Period. For example, if Quest Diagnostics Clinical Trials provides a 40% discount to a client for a particular laboratory test in a Study, Quest Diagnostics Clinical Trials must, during the MFN Period, invoice GSK for that test at a 40% discount for all Applicable Studies.

         (iii) On a quarterly basis, Quest Diagnostics Clinical Trials shall notify GSK if any of the pricing offered to other clients in either the North America or the European Territory is lower than pricing provided to GSK in such


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

                  Territories in accordance with this Section XV. If Quest Diagnostics Clinical Trials has provided more favorable pricing to a client other than GSK in contravention of this
                  Section XV (the "Other Client"), Quest Diagnostics Clinical Trials shall promptly make any necessary credits to GSK's account(s) and ensure that GSK receives the applicable Most Favored Nations Pricing during the MFN Period as provided in this Section XV. GSK shall have the right to audit Quest's records related to pricing provided to other clients of Quest Diagnostics Clinical Trials in accordance with Section XVI for purposes of ensuring Quest's compliance with this Section XV. For Services developed exclusively for the GSK Group or as to which the GSK Group is the sole or predominant customer of Quest Diagnostics Clinical Trials ("Custom Tests"), Most Favored Nations Pricing shall not be greater than Quest Diagnostics Clinical Trials' fully burdened cost to perform such Service plus 20%, subject to the review of the JOC, and in such event the parties shall, prior to commencing any substantive work on creating any Custom Tests, engage in good faith discussions regarding the intellectual property rights to such Custom Tests.

3. On December 1 of each year, Quest Diagnostics Clinical Trials shall submit to GSK's World Wide Medical Director a list of the new clinical trials testing prices for the twelve-month period beginning January 1 of the subsequent year. The total increase in the new clinical trials testing prices from the prior year shall not exceed the annual inflation rate during the previous twelve month period ending on the preceding August 30th, as measured (a) in the North American Territory by the change in the overall Consumer Price Index for the United States and (b) in the European Territory, by the change in the overall Retail Price Index for the United Kingdom. The limitation on price changes set forth in this Section XV(3) shall not apply to non-testing charges, or to changes in test prices resulting from changes in methodology or equipment; provided GSK is notified in writing of such changes and approves of them in writing in advance of implementation.

4. If any Study is revised after such Study's CLW has been approved in writing, GSK agrees to pay Quest for Services rendered and actual documented costs incurred in the revision of such Study.

5. If the initiation or conduct of the applicable Study is delayed by GSK's direct actions for more than two months such that specimen collection/ transport supplies and/or specialized testing reagents expire, GSK agrees to pay Quest for Services rendered and actual and documented costs incurred to replace expired supplies and/or specialized testing reagents. Quest will provide documentation reasonably evidencing the replacement of such expired supplies or specialized testing reagents.

6. Quest shall be compensated for supplies properly sent to the Investigators which were not used due to patient drop-out or cancellation or termination of any Task Description. Quest will provide documentation reasonably evidencing the delivery of such supplies.


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

7. Upon written request from GSK, Quest, for an additional charge per language translation, will translate the Investigator Manual into languages other than English and Spanish for the U.S. and English, Spanish, French, Italian, German and Dutch for the European Territory.

8. Upon request and with two weeks' prior notification from GSK, Quest will provide on-site field service training for protocol initiation and/or ongoing support. Costs associated with this service (additional reasonable charge per day plus travel and accommodation expenses) shall be borne by GSK.

9. GSK is responsible for the cost of travel and accommodation for Quest's representatives at Investigator meetings to the extent GSK has approved their attendance, provided that expenses are incurred in accordance with GSK's travel policy, a copy of which has been provided to Quest.

10. Quest will make available, upon GSK's request, professional laboratory consulting services at GSK and/or Investigator sites. Any costs associated with these services shall be agreed to in advance by Quest and GSK.

11. Inbound transportation will be charged from the Investigator site to Quest laboratories for actual commercial carrier costs (exclusive of any periodic or volume rebates but inclusive of discounts) plus a 10% administrative fee. Outbound transportation of starter kits, resupplies, dry ice and reports from Quest laboratories to the Investigator sites will be charged at actual commercial carrier costs plus a 10% administrative fee. Actual charges for transportation costs will be reviewed annually, beginning at March 30, 2003.

12. In the event that the actual costs to Quest of courier services for (i) specimen transport, (ii) supply shipment, or (iii) result reporting, changes at any time during the term of a Study, whether because of a change in the fees charged by Quest's proprietary or commercial courier, a change in the cost of packaging materials used to ship specimens, or a mandatory change in applicable regulations, Quest shall have the right to change the courier fees quoted herein to the same extent as the actual change in the invoiced cost of courier services.

13. Quest shall be compensated at actual cost plus 10% for emergency delivery and/or transportation Services authorized by GSK which are not included in fees noted in the relevant Task Description.

14. If, at any time, GSK chooses to change the level of service provided by the courier and that change is accompanied by an increase in the fee to Quest, Quest reserves the right to pass that increase on to GSK; provided, however, that Quest shall make no change that decreases the level of courier service provided without the consent of GSK.

15. Quest will charge GSK an annual fee for each Archival Specimen stored on behalf of GSK. The fees for North American Territory and European storage are as stated in the Applicable Task Description. Quest Diagnostics Clinical Trials


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

         will inform GSK in writing by December 1 of each year of the fees for such storage the proposed fees to be in effect for the subsequent year beginning January 1, if different than the then-existing prices, and Quest and GSK will negotiate in good faith to agree on such fees as promptly as practicable after such notification.

16. Quest shall promptly invoice GSK for all testing Services provided hereunder on a monthly basis. All invoices submitted by Quest to GSK shall identify the Services rendered by Study, Investigator's name, patient designation, tests and testing date. All payments due Quest for Services provided shall be made to Quest within 30 days of GSK's receipt of an invoice including the above information for Services provided in the North American Territory and within 45 days of GSK's receipt of an invoice including the above information for Services provided in the European Territory. GSK shall not be required to make payment to Quest on any invoice unless the invoice contains all information specified herein.

SECTION XVI. AUDITS, INSURANCE AND PERSONNEL CHANGES

1. Financial Audits. During the Term of this Agreement, and until two years after its expiration or termination, GSK may direct the audit of any financial records of Quest relating to Services provided under this Agreement, or any Addenda hereunder. Such records may include invoice records, invoices from third parties, contracts with third parties and payments relating to any Studies hereunder. To the extent that such records are not separable from other customer records or GSK is auditing compliance with the compensation terms of Section XV, Quest shall give reasonable access to Quest's records to such independent auditor selected by GSK and reasonably agreeable to Quest, who shall audit the records pertaining to the Addenda, and may disclose the results of the audit only to the extent that it relates to any Study hereunder, or to this Agreement. In no event shall other customer information be disclosed to GSK except on a blind basis with respect to pricing.

2. Quality Audits. GSK, at reasonable times and upon reasonable advance notice, may, at its sole cost and expense, visit Quest Diagnostics Clinical Trials' and any QDCT Referral Laboratory's testing facilities to conduct quality assurance audits of Quest Diagnostics Clinical Trials' and the QDCT Referral Laboratory's facilities and the procedures implemented for any Study. At its option, GSK may elect to use a third party to conduct such audit. GSK or its agent must sign Quest Diagnostics Clinical Trials' or the QDCT Referral's (as applicable) standard Confidentiality Agreement at the time of its visit to Quest Diagnostics Clinical Trials' or the QDCT Referral Laboratory's testing facilities. Quest Diagnostics Clinical Trials and the QDCT Referral Laboratories will maintain adequate records so as to allow GSK or its agent to conduct and audit testing Services relative to Studies as well as Quest Diagnostics Clinical Trials' tracking and measurement of performance metrics for each Study. Quest Diagnostics Clinical


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

         Trials and the QDCT Referral Laboratory also shall maintain records demonstrating the training and qualifications of their respective employees. GSK shall advise Quest Diagnostics Clinical Trials and the QDCT Referral Laboratory in writing of any special or unusual record keeping needs for any Study, and Quest Diagnostics Clinical Trials and the QDCT Referral Laboratory will use their reasonable best efforts to accommodate GSK's requirements. Additional charges will apply for any requirements in excess of Quest Diagnostics Clinical Trials' and the QDCT Referral Laboratory's usual record keeping process; provided, however, that Quest Diagnostics Clinical Trials must itemize such charges for GSK in reasonable detail. Quest Diagnostics Clinical Trials agrees to maintain such records in confidence in accordance with applicable laws, rules and regulations. GSK shall notify Quest Diagnostics Clinical Trials of any serious quality deficiencies identified in any GSK audit or GSK sponsored audit, and Quest Diagnostics Clinical Trials or the QDCT Referral Laboratory, as the case may be, shall have three months from the date of such notification to remedy such deficiencies. With respect to deficiencies identified at a QDCT Referral Laboratory, if the QDCT Referral Laboratory has not remedied such deficiencies within such three-month period, GSK may require that the affected Services being performed by the QDCT Referral Laboratory be performed by another QDCT Referral Laboratory or that GSK and Quest Diagnostics Clinical Trials work together expeditiously to identify an alternative referral laboratory satisfactory to GSK at which such Services shall be performed. With respect to deficiencies identified at Quest Diagnostics Clinical Trials, if Quest Diagnostics Clinical Trials does not remedy such deficiencies within such three-month period, GSK shall (a) refer the matter to the JOC for resolution under Sections IV(3) and IV(6) or (b) engage a reputable and experienced third party to audit Quest Diagnostics Clinical Trials with respect to such deficiencies. If the matter remains unresolved after consideration by the JOC and the parties' executives under Section IV(6) or if the second audit confirms the results of GSK's or its agent's initial audit, Quest Diagnostics Clinical Trials' failure to remedy such deficiencies shall be deemed to constitute a Material Breach under this Agreement for purposes of Section XXI. Quest Diagnostics Clinical Trials and the QDCT Referral Laboratories shall afford GSK at least equal priority with their other preferred customers in maintaining the continuity and quality of performance of Services, and shall make diligent and timely efforts to comply with each of their respective obligations in this Section XVI.

3. Exclusivity Audits. Quest, at reasonable times and upon reasonable advance notice, may, at its sole cost and expense, direct the audit of relevant GSK records to determine if testing is being performed by parties other than Quest in violation of Section III of this Agreement. Such records may include invoice records, invoices from third parties, contracts with third parties and payments relating to any Studies conducted by GSK. To the extent that such records are not separable from other records of GSK, GSK shall give reasonable access to GSK's records to such independent auditor selected by Quest and reasonably agreeable to GSK, who shall audit the records pertaining to the exclusivity requirement under Section III, and may disclose the results of the audit only to the extent that it relates to compliance with Section III of this Agreement. In no event shall other information regarding Studies be disclosed to Quest except on a blind basis with respect to the exclusivity requirement under Section III. At its option, Quest may elect to use a third party to conduct such audit. Quest or its agent must sign GSK's standard Confidentiality Agreement prior to the time GSK makes its records available. Quest shall notify GSK of any breaches of Section III of this Agreement identified in any Quest audit or Quest sponsored audit.

4. Other. Quest shall provide GSK with copies of (a) any audits (other than financial or tax audits) conducted by any regulatory authority, which audit uncovers deficiencies in the quality of Services provided by Quest Diagnostics Clinical Trials to GSK or a GSK Subsidiary, and
         (b) any written communication by any regulatory authority alleging a failure to comply with any applicable law or regulation, including any 483 notices received by Quest Diagnostics Clinical Trials or a QDCT Referral from the United States Food and Drug Administration.

5. Insurance. Quest agrees to keep and maintain in full force and effect professional liability and/or comprehensive liability insurance or self insurance that covers liability arising in connection with the Services performed under this Agreement with minimum coverage of $2,000,000 for each occurrence or claim and $30,000,000 in the aggregate annually. Upon the signing of this Agreement and annually thereafter, Quest agrees to furnish GSK with a current and valid certificate of insurance or self-insurance evidencing the extent of professional and/or comprehensive liability coverage.

6. Personnel. To ensure the continuing quality of its Services, Quest shall notify GSK of any changes in key personnel of Quest Diagnostics Clinical Trials, including any change in the Quest Director or the liaisons to GSK facilities. In addition, Quest shall immediately notify GSK of any change in the Project Leader for a Study.

SECTION XVII. SERVICE MINIMUMS AND INCENTIVES

1.       Annual Minimum Spend.

         (i) In the event the revenues earned by Quest for Services rendered under this Agreement by Quest from January 1, 2002 through December 31, 2002 ("2002 Revenues") are less than $31,800,000, GSK will pay Quest on or before February 28, 2003, the amount of $31,800,000 minus 2002 Revenues.

         (ii) In the event the revenues earned by Quest for Services rendered under this Agreement by Quest from January 1, 2003 through December 31, 2003 ("2003 Revenues") are less than $31,800,000, GSK will pay Quest on or before February 28, 2004, an amount equal to $31,800,000 minus the 2003 Revenues.

         (iii) The parties understand and agree that due to the nature of invoicing and payment cycles, it is possible that the 2003 Revenues may be over- or under-stated by a small amount. If after formal closing of the annual financial records of the parties it is agreed by the parties that GSK overpaid or underpaid under Section XVII(1)(ii) above, the parties will make any required reconciliation of the financial accounts promptly, and any difference will be either paid to Quest by GSK or credited to GSK by Quest no later than March 31, 2004.

         (iv)     The AMS Targets shall be as follows:

                                   AMS TARGET

Year           2003      2004      2005      2006      2007      2008      2009
----          ------   -------   -------   -------   -------   -------   -------
Millions      $34.98   $38.478   $42.326   $46.559   $51.215   $56.337   $61.950

2. Minimum Total Contract Value. The minimum total contract value for revenue earned by Quest for Services rendered under this Agreement ("TCV") from January 1, 2004 through December 31, 2009 shall be $276,700,000, net of any portion of the Credit actually used by GSK with respect to such period as provided in Section XVII(5). If the aggregate revenue earned by Quest for Services rendered under this Agreement from January 1, 2002 through December 31, 2003 exceeds $66,800,000 (net of any portion of the Credit actually used by GSK with respect to such period), the TCV shall be reduced by the difference between the actual revenue earned by Quest for Services rendered under this Agreement from January 1, 2002 through December 31, 2003 and $66,800,000. In the event the actual revenue earned by Quest for Services rendered under this Agreement for the period from January 1, 2004 through December 31, 2009 ("Six Year Period Revenue") is less than the TCV, GSK shall pay an amount equal to the TCV (as adjusted) less the Six Year Period Revenue on or before February 28, 2010, unless otherwise mutually agreed in writing by the parties.

3. AMS Target Incentives. If GSK exceeds the AMS Target for any individual calendar year (net of any portion of the Credit actually used with respect to such Period), GSK shall be entitled to a discount calculated by using the following formula:

YEARS 2003 - 2005

                 Annual Revenue                                    Range of
                   Above AMS           Additional Discount   Additional Discount
                      US$               % Applied to Tier      $ Earned on Tier
             ----------------------    -------------------   -------------------
Tier 1            1 -- 7,500,000                 5%               0 -- 375,000
Tier 2       7,500,001 -- 15,000,000            10%               0 -- 750,000
Tier 3        15,000,001 and above             15%

YEARS 2006 - 2009

                 Annual Revenue                                    Range of
                   Above AMS           Additional Discount   Additional Discount
                      US$               % Applied to Tier      $ Earned on Tier
             ----------------------    -------------------   -------------------
Tier 1            1 -- 5,000,000              2 1/2%              0 -- 125,000
Tier 2       5,000,001 -- 10,000,000              5%              0 -- 250,000
Tier 3        10,000,001 and above               10%


         For example and for illustrative purposes only, if in year 2004 annual revenue were $17 million above the AMS Target, the discount would be $1,425,000 ($375,000 + $750,000 + $300,000). Any additional discounts earned by GSK in any individual calendar year, as described in the tables above, may, at GSK's discretion, be either applied to subsequent invoices for the remainder of that calendar year or paid by Quest to GSK on or before February 28 of the subsequent calendar year.

4. It is expressly agreed by the parties that the AMS Targets are solely for the purpose of calculating entitlement to or use of credits and/or additional discounts, and in no way create an obligation to generate an annual minimum amount of revenue for Quest after 2003. In addition, for the avoidance of doubt, for purposes of calculating under this Agreement the amount of the revenues earned by Quest for Services rendered under this Agreement, all Services requested by GSK in accordance with this Agreement (including without limitation Section II(1)) and provided under this Agreement or under Alternative Laboratory Agreements to the GSK Group shall be included, whether or not such Services are subject to the exclusivity obligations of Section III.

5. Subject to the further conditions of this Section XVII(5), in 2003 GSK shall receive a credit for $4,200,000 of Services at no charge from Quest (the "Credit"). The Credit shall be applied only after satisfaction of the AMS Target in any given year, beginning in 2003, and only to a maximum of $2,000,000 in any year. (By way of example, in 2003 GSK will first be required to reach the 2003 AMS Target of $34,980,000 before the Credit will be applied. The Credit will then be applied dollar for dollar to the next $2,000,000 of revenue earned by Quest in excess of $34,980,000 during such year. The balance of the Credit shall carry forward from year to year under this Agreement until exhausted or until the Agreement expires or is terminated. The Credit shall not be counted toward achieving the TCV, any AMS Target Incentives set forth in Section XVII(3) above, or the incentive described in Section XVII(6) below. The Credit (or any balance thereof) shall not survive past the termination of this Agreement, and any unused portion of the Credit shall expire on December 31, 2009.

6. Extension Agreement. As a mutual incentive to encourage the extension of this Agreement for three years after its termination on December 31, 2009, GSK shall be entitled to utilize a "renewal" credit in each of 2010, 2011, and 2012 equal to one-third of the amount of the aggregate discount GSK earns in the period from January 1, 2003 through December 31, 2009 under the provisions of Section XVII(3) above. Such credit shall be available to GSK if and only if the following conditions are satisfied:

         (i) GSK and Quest agree to extend this Agreement for an additional three-year period; and

         (ii) the aggregate revenue earned by Quest for Services rendered under this Agreement from January 1, 2004 through December 31, 2009 under this Agreement (net of any portion of the Credit actually used by GSK during such period) exceeds the TCV of $276,700,000 (as adjusted).

         Utilization of the renewal credit in any year is subject to a maximum of 2% (two percent) of the aggregate revenue earned by Quest for Services rendered under this Agreement in that same calendar year. The unused credit balance at the end of the extension shall expire.

SECTION XVIII. CONFIDENTIALITY AND OWNERSHIP OF SPECIMENS AND DATA

1. During the performance of this Agreement, GSK may provide to Quest or Quest may generate data, test results, Studies, and other information regarding the drug under Study, or regarding the protocols or other information relating to research programs being conducted by GSK or the business of GSK. Quest understands that GSK considers such information to be confidential. Quest will not use such confidential information except for the purpose of conducting the Study for GSK and will maintain the information in confidence to the extent that it is not already known to the public and for such time as it remains unknown to the public. Quest may disclose such information to only those employees, agents, contractors and consultants who are reasonably necessary to carry out the terms of this Agreement and shall take reasonable measures to ensure that such employees, agents, contractors and consultants maintain the confidentiality of this information. Quest may disclose such confidential information to any QDCT Referral Laboratory for purposes of providing Services to GSK. Quest shall ensure that any QDCT Referral Laboratory to whom Quest refers testing shall be obligated in writing to maintain the confidentiality of such confidential information (whether received from Quest or GSK or generated by such laboratory in connection with its testing for GSK) to the same extent as Quest hereunder. For the avoidance of doubt, this provision is not intended to supersede the confidentiality provisions of any Alternative Laboratory Agreements.

2. During the performance of this Agreement, Quest may provide to GSK information regarding Quest's standard operating procedures, processes, testing procedures, pricing and other information relating to the clinical trials testing business conducted by Quest. GSK understands that Quest considers such information to be confidential. GSK will not use such confidential information except for the purpose of conducting its Study and will maintain the information in confidence to the extent it is not already known to the public and such information remains unknown to the public. GSK may disclose such confidential information to only those employees, agents, contractors and consultants who are reasonably necessary to carry out the terms of this Agreement and shall take reasonable measures to ensure that such employees, agents, contractors and consultants maintain the confidentiality of this information.

3. To the extent confidential information is already known to the public or becomes known to the public from any source other than the party bound hereunder by this obligation of confidentiality, there shall be no obligation of confidentiality. The obligation of confidentiality as set forth in this paragraph shall survive for ten years following the termination of this Agreement. Upon termination of this Agreement, all documents containing confidential information shall be returned to the party who disclosed the confidential information within sixty days of a written request. If either party is required by law or valid court order to disclose confidential information of the other party, it shall promptly notify the other party of the disclosure requirement.

4. All right, title, and interest in and to any specimens obtained by GSK during the course of any Study and any data generated from any Study, whether by GSK or its Affiliates, an Investigator, subcontractor or other Person or by Quest in the course of providing Services pursuant to this Agreement are the proprietary rights of GSK and its Affiliates, and all ownership rights in such specimens and data shall remain with GSK and its Affiliates. Nothing herein or in any Task Description shall grant or be deemed to grant to Quest any rights in such property of GSK or its Affiliates. Quest acknowledges and agrees that it shall have no claim to any specimens or data obtained by GSK or its Affiliates or generated on its behalf by Quest or any Investigator, subcontractor, agent or Person during the course of any Study. Upon request of GSK, Quest shall return all specimens and data to GSK; provided, however, that Quest may retain copies of any data necessary to satisfy applicable regulatory requirements.

5. Data Privacy Laws. Each party shall be responsible for ensuring that the performance of its obligations under this Agreement complies with any applicable provisions of the Health Insurance Portability and Accountability Act and its implementing regulations, as amended from time to time ("HIPAA"). In the event that this Agreement or any practices which are employed in performance of this Agreement do not satisfy either party's obligations under HIPAA, the parties shall agree in good faith upon an appropriate amendment to this Agreement and to execute and deliver any documents required to comply with HIPAA.

SECTION XIX. CANCELLATION

In the event that a Study is canceled by GSK after Quest has been authorized to render start-up Services, including (a) the purchase of specialized testing reagents and/or supplies, (b) preparation and/or distribution of specimen collection/transport supplies, or (c) protocol administration and/or data management Services, Quest, at its sole option, may charge GSK, and GSK agrees to reimburse Quest, for actual Services rendered and actual costs incurred in the set-up of the Study in each case, upon receipt by GSK of reasonable documentation evidencing such Services and such costs.

SECTION XX. TERM AND OBLIGATIONS SURVIVING TERMINATION

1. The Term of this Agreement shall commence on the date hereof and shall end on the earlier to occur of (a) December 31, 2009 and (b) the date this Agreement is otherwise terminated pursuant to its terms; provided, however, that the parties by mutual written agreement may extend this Agreement through December 31, 2012 or any other mutually agreed period.

2. If this Agreement is terminated, this Agreement shall become void and of no further force or effect, except that (a) the obligations set forth in this Agreement (including in the Addenda) with respect to any Study which has not been completed at the time of such termination and
         (b) the obligations set forth in Sections XV, XVI, XVIII, XX, XXII and XXV shall, in each case, survive such termination, unless otherwise separately terminated or canceled in writing by GSK and Quest; provided, however, that in the event that this Agreement is terminated by GSK as a result of a Material Breach, GSK may elect, in its sole discretion, also to terminate any Study which has not been completed at the time of such termination with no further obligation to Quest except for liabilities accrued but unpaid at the time of such termination.

SECTION XXI. BREACH

1. A "MATERIAL BREACH" by Quest of this Agreement means any of the following:

         (i) Any failure to provide Services with respect to any Study pursuant to the terms of this Agreement which failure results in (or, if after GSK becomes aware of such failure, without the use of substantial resources of GSK not initially planned or budgeted and not reimbursed by Quest would have caused) a substantial delay, which delay is caused solely by the failure of Quest to provide Services under this Agreement, in any of

                  (a) the initiation or completion of the conduct of a Study that GSK or a GSK Subsidiary identifies as Pivotal; provided, however, that GSK shall advise Quest at the quarterly JOC meetings of which Studies it deems to be Pivotal;

                  (b) the completion of the reporting of the laboratory results of such Study or of a clinical Study report or other regulatory submission for such Study;

                  (c) the acceptance by the relevant regulatory authority of the results of such Study, clinical Study report or regulatory submission for such Study; or

                  (d) the completion of the regulatory review process (e.g., such failure results in additional for-cause audits or regulatory questions related to laboratory issues);

         (ii) Any failure to satisfy, in any material respect, the U.S. Clinical Laboratory Improvements Amendments (CLIA 88), or good clinical laboratory practices or generally accepted industry standards for quality assurance and quality control, including the standards set forth in the United States Federal Food, Drug and Cosmetics Act or promulgated by the College of American Pathologists, or any failure by Quest promptly to remedy any deficiencies uncovered in any audit by the FDA or equivalent European regulatory authority where any of the foregoing failures in this sub-section XXI(1)(ii) jeopardizes Quest's ability to perform Services under this Agreement;

         (iii) Repeated and continued material failure to provide Services pursuant to the terms of this Agreement which failures have been raised pursuant to Section IV of this Agreement and resolution thereof attempted under Section IV(6), and which remain unresolved, including, without limitation:

                  (a) repeated and continued failures to satisfy in any material respect the requirements of this Agreement with respect to data management and reporting of test results;

                  (b) repeated and continued failure to satisfy the standards or requirements for Study preparation, management or conduct in this Agreement (e.g., the timely and accurate provision of supplies and materials and maintaining the Study Blind);

                  (c) the failure, with respect to 5% of Studies within any 12 month period, to provide 90% of the testing sites for any such Studies with the supplies required for such Study in the implementation time specified in this Agreement for such Studies;

                  (d) any error in, or repeated and continued failure in quality of, Services provided by Quest under this Agreement which causes Investigators for any Study to withdraw their participation in any Study;

         (iv) Any Material Breach that occurs pursuant to Section XVI(2) provided that the issue(s) causing the alleged Material Breach have been raised pursuant to Section IV of this Agreement and resolution thereof attempted under Section IV(6), and such issues remain unresolved; and

         (v) Any other material breach by Quest of the terms of this Agreement which breach has been raised pursuant to Section IV of this Agreement and resolution thereof attempted under
                  Section IV(6), and which remains unresolved.

2. A "MATERIAL BREACH" by GSK means any material breach by GSK of the terms of this Agreement which breach has been raised pursuant to
         Section IV of this Agreement and resolution thereof attempted under the provisions of Section IV(6), and which remains unresolved.

3.       Remedies for Breach.

         (i) Remedies. In the event of an unresolved Material Breach under Sections XXI(1)(ii) through XXI(v), and provided Quest has failed to cure the breach (if curable) within the cure period set forth below in Section XXI(4), or in the event of a Material Breach by Quest pursuant to Section XXI(1)(i), GSK may:

                  (a)      Terminate this Agreement immediately; or

         (ii)     In its sole discretion, terminate only its obligation in
                  Section III to exclusively use Quest without terminating the entire Agreement. For the avoidance of doubt, in connection with termination of exclusivity under this Section XXI(3)(i)(b), GSK shall retain the right to favorable pricing under Section XV and the obligation to meet all Spend Targets.

         (iii) Additional Remedies for Material Breach. If there is any uncured Material Breach by either party under this Agreement, the non-breaching party shall be entitled to any and all remedies available at law and equity or under this Agreement, including, without limitation, injunctive relief against the breaching party to require it to comply with its obligations under this Agreement.

4. Cure Periods Related to Breach. For any Material Breach by GSK and any Material Breach or Repeated and Continuous Failure (as defined in Section

         XXI(5) below) by Quest pursuant to Sections XXI(1)(ii) through (v) or XXI(5) hereof, the non-breaching party shall provide notice to the breaching party of the Material Breach or Repeated and Continuous Failure, with 30 days to cure such breach. If the Material Breach or Repeated and Continuous Failure is cured during the 30 day period (or if not curable within a 30 day period, the breaching party has commenced the cure and continues to diligently work, meeting mutually agreed to milestones, to cure the breach), the notice of breach will be deemed withdrawn. For the avoidance of doubt: (a) before the non-breaching party may provide the notice of breach under this Section XXI(4), the non-breaching party shall have attempted to resolve the issues underlying the alleged Material Breach or Repeated and Continuous Failure through the structure set out in Section IV(6); and
         (b) the cure periods provided in this Section XXI(4) shall be in addition to and separate from the time established for the parties to attempt to resolve the alleged Material Breach(es) or Repeated and Continuous Failure(s) pursuant to Section IV above or XXI(5) below. Any Material Breach by Quest pursuant to Section XXI(1)(i) shall not be subject to the cure period specified herein and, upon the occurrence of such Material Breach, GSK may immediately exercise its rights as provided in Section XXI(3) above.

5. Repeated and Continuous Failure by Quest. If Quest has repeatedly and continually failed to provide Services hereunder in accordance with the generally-accepted quality standards in the clinical trials central laboratory testing industry, which failures do not rise to the level of a Material Breach under Section XXI(1) (a "Repeated and Continuous Failure"), GSK shall escalate its concerns to the JOC under Section IV(6) of this Agreement. After completion of the process described in
         Section IV(6), GSK may send Quest a notice under Section XXI(4) above; if GSK does not send such notice within 180 days after completion of such process, GSK shall be deemed to have waived that Repeated and Continuous Failure (provided that any such waiver shall not operate as a waiver of future, similar Repeated and Continuous Failures).

6. Excluded Breaches. For the avoidance of doubt, breaches by parties performing Services for GSK under Alternative Laboratory Agreements shall not be grounds for Material Breaches or Repeated and Continuous Failures by Quest under this Agreement.

SECTION XXII. INDEMNIFICATION

1. Indemnification by Quest. Quest agrees to defend, indemnify and hold harmless GSK, its Affiliates, and their respective officers, directors, employees, stockholders, agents and representatives from claims, demands, costs, expenses (including reasonable attorney's fees) and liabilities or losses (collectively, "Losses") which may be asserted against or incurred by GSK, its Affiliates, and their respective officers, directors, employees, stockholders, agents and representatives, caused or alleged to be caused by Quest, or its respective Affiliates, officers, directors, employees, agents or representatives in providing Services under the terms of the Agreement; provided, however, that Quest shall have no liability under this Section XXII(1) to the extent such Loss arises solely as a result of any negligent, improper or illegal act or failure to act on the part of GSK, its Affiliates or their respective officers, directors, employees, stockholders, agents, or representatives.

2. Indemnification by GSK. GSK agrees to defend, indemnify and hold harmless Quest, its respective Affiliates, officers, directors, employees, stockholders, agents and representatives from any and all Losses which may be asserted against Quest, its respective Affiliates, officers, directors, employees, stockholders, agents and representatives which result from or arise out of (a) the manufacture, distribution, sale or use in any manner of the pharmaceutical compound being tested by Quest, or (b) the conduct of clinical trials by GSK, its Affiliates, or their respective officers, directors, employees, agents or representatives; provided, however, that GSK shall not have any liability under this Section XXII(2) to the extent such Loss arises solely as a result of any negligent, improper or illegal act or failure to act on the part of Quest, or its respective Affiliates, officers, directors, employees, stockholders, agents, or representatives.

3. Limitations on Quest's Liability. Notwithstanding Section XXII(1), the liability of Quest under this Agreement shall be no greater than:

         (i) in the case where Quest's breach has not rendered a Study invalid, a reduction in the total contract price for the Study in an amount equal to the difference between (a) the total contract price for the Study and (b) the value of the work properly performed; and

         (ii) in the case where Quest's breach renders a Study invalid, a refund of the total contract price paid by GSK or an GSK Subsidiary to Quest, plus the difference in such contract price and any additional, commercially reasonable amounts that GSK or an GSK Subsidiary must incur to have the Study performed over; provided, however, that any Study that GSK shall have performed over shall be performed using similar standards that were required by GSK or an GSK Subsidiary of Quest initially for the Study. In such a situation where Quest's breach renders a Study invalid, GSK or the GSK Subsidiary shall have the option to have Quest re-perform the Study at no additional expense to GSK or the GSK Subsidiary or, alternatively, to have a clinical laboratory other than Quest perform the Study. If GSK or the GSK Subsidiary elects to have another laboratory perform the Study, GSK and the GSK Subsidiary shall be released from the obligations under
                  Section III to use Quest on an exclusive basis, but only for the particular Study that was invalidated by Quest's breach.

         UNDER NO CIRCUMSTANCES SHALL GSK BE ENTITLED TO, NOR SHALL QUEST BE RESPONSIBLE FOR, ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL OR SPECIAL DAMAGES (INCLUDING, WITHOUT

         LIMITATION, LOST PROFITS) ARISING AS A RESULT OF OR IN CONNECTION WITH QUEST'S DEFAULT OR BREACH OF ITS OBLIGATIONS UNDER THIS AGREEMENT OR ANY GIVEN STUDY, OR ANY DOCUMENTS RELATED THERETO.

4.       Limitations on GSK's Liability.

         (i) If GSK terminates this Agreement as a result of a Repeated and Continuous Failure, the liability of GSK under this Agreement, including, without limitation, liability for lost profits and interest of Quest, shall not exceed the greater of:

                  (a) Twenty percent of the number equal to [$340,300,000 minus the revenue earned by and paid to Quest for Services rendered under this Agreement and the Alternative Laboratory Agreements after January 1, 2002]; or

                  (b)      $30,000,000.

                  For the avoidance of doubt, the limitations on GSK's liability to Quest as provided for in this Section XXII(4)(i) shall apply if, and only if, Quest has committed a Repeated and Continuous Failure and GSK subsequently terminates this Agreement; otherwise, the limitations provided for in this
                  Section XXII(4)(i) shall not apply.

         (ii) UNDER NO CIRCUMSTANCES SHALL QUEST BE ENTITLED TO, NOR SHALL GSK BE RESPONSIBLE FOR, ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL OR SPECIAL DAMAGES, OTHER THAN LOST PROFITS AND INTEREST THEREON, ARISING AS A RESULT OF OR IN CONNECTION WITH GSK'S TERMINATION OF THIS AGREEMENT OR DEFAULT OR BREACH OF ITS OBLIGATIONS UNDER THIS AGREEMENT OR ANY GIVEN STUDY, OR ANY DOCUMENTS RELATED THERETO.

         (iii) Notwithstanding anything in this Section XXII(4) to the contrary, this Section XXII(4) shall have no effect on Section XXII(2).

5. Procedures Relating to Indemnification of Third Party Claims. In order for a party (the "indemnified party") to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any Person against the indemnified party (a "Third Party Claim"), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third Party Claim within 15 business days after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice). Thereafter, the indemnified party shall deliver to the indemnifying party, within five business days after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

         If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges its obligation to indemnify the indemnified party therefor, to assume the defense thereof with counsel selected by the indemnifying party; provided that such counsel is not reasonably objected to by the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has failed to assume the defense thereof (other than during the period prior to the time the indemnified party shall have given notice of the Third Party Claim as provided above).

         If the indemnifying party so elects to assume the defense of any Third Party Claim, all of the indemnified parties shall cooperate with the indemnifying party in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld). If the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim which the indemnifying party may recommend and which by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, which releases the indemnifying party completely in connection with such Third Party Claim.

         The indemnification required by this Section XXII shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or loss, liability, claim, damage or expense is incurred. All claims under this
         Section XXII other than Third Party Claims shall be governed by Section XXII(6).


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

6. Procedures Relating to Other Claims. In the event any indemnified party should have a claim against any indemnifying party under this Section XXII that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party. The failure by any indemnified party to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such indemnified party under this Section XXII, except to the extent that the indemnifying party demonstrates that it has been materially prejudiced by such failure. If the indemnifying party does not notify the indemnified party within 30 calendar days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under this Section XXII, such claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under this Section XXII and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the indemnifying party has timely disputed its liability with respect to such claim, as provided above, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

SECTION XXIII. ASSIGNABILITY AND AMENDMENTS

1. This Agreement and the rights and obligations hereunder shall not be assignable in whole or in part by any party without the prior written consent of the other parties hereto (such consent not to be unreasonably withheld or delayed); provided, however, that (i) subject to clause (ii) below, any party may assign its rights and obligations, in whole or in part, to an Affiliate of such party which (a) is Controlled by such party and (b) agrees in writing to be bound by the terms of this Agreement (including clause (ii) below); provided, however, that if GSK assigns this Agreement to an Affiliate, the Agreement will continue to be applicable to GSK and the GSK Subsidiaries, and (ii) upon such assignee ceasing to be an Affiliate of such party or an Affiliate Controlled by such party, such rights and obligations must be assigned back to such party or to another permitted assignee of such party and, in any event, the parties hereto agree that the original assignment shall have no further force and effect. Any transaction or series of transactions by which Quest or any of its respective Affiliates transfers, directly or indirectly, responsibility for, control of, or ownership of, the operations of Quest's clinical trials business to a third party, including through a management contract, a sale of assets, a business combination, liquidation, dissolution, merger or other transaction, shall constitute an assignment requiring GSK's prior written consent (such consent not to be unreasonably withheld or delayed). Should GSK withhold its consent to any transfer by Quest described


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

         above, and Quest elects to continue with such transfer, GSK shall have the right to immediately terminate this Agreement. Any attempted assignment in violation of this Section XXIII shall be void.

2. No amendment, modification or waiver of this Agreement shall be effective unless it shall be in writing and signed by all the parties hereto.

SECTION XXIV. CHANGE IN CONTROL OF GSK

In the event of a Change in Control of GSK Parent, the successor company to GSK as a result of such Change in Control (the "Successor Company") shall be required to obtain Services under Section III of this Agreement in connection with the conduct of Studies under this Agreement for any pharmaceutical compound which immediately prior to the date of such Change in Control (the "Change in Control Date") (a) GSK or any GSK Subsidiary owns or has interests in, or (b) is in development by GSK or any GSK Subsidiary (the "Existing GSK Compounds"), in each case to the extent such Services are required by the terms of Section III. In addition, unless otherwise agreed by the JOC, the Successor Company shall not be required to obtain Services required in connection with Studies as provided under Section III for any pharmaceutical compound that is not an Existing GSK Compound until and unless the initiation date of such Study is on or after the date which is 18 months after the Change of Control Date. Notwithstanding the foregoing, the Successor Company and Quest shall work together in good faith and to the extent practicable under the circumstances to utilize Quest to provide Services in connection with Studies for compounds in addition to Existing GSK Compounds prior to the end of the 18-month period after the Change of Control Date.

SECTION XXV. GOVERNING LAW

This Agreement shall be construed, interpreted and enforced under the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION XXVI. INTERPRETATION

1. The headings contained in this Agreement, in any Exhibit hereto, in any Task Description executed pursuant to this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits annexed hereto or referred to herein and all Addenda executed pursuant to this Agreement are hereby incorporated in and made a part of this Agreement as if set forth in full herein (e.g., any requirement for Quest to perform Services for any Study "pursuant to the terms set forth in this Agreement," is a requirement to perform such Services as set forth in the terms included in all Sections of this Agreement,


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

         in the relevant Task Description (including the relevant CLW) and in any Exhibit or Schedule to this Agreement). Any capitalized terms used in any Exhibit or Task Description but not otherwise defined therein, shall have the meanings set forth in this Agreement.

2. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (A) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (B) any reference herein to any Person shall be construed to include the Person's successors and permitted assigns, (C) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (D) all references herein to paragraphs, Sections, Exhibits, or Addenda shall be construed to refer to paragraphs, Sections, Exhibits, Schedules and Addenda of this Agreement.

3. All references to Quest's laboratory in the United Kingdom are hereby deemed to be references to any replacement laboratory Quest may establish in the future.

SECTION XXVII. NOTICES

All notices permitted or required to be given under the terms of this Agreement shall be deemed to have been given when sent by telex or facsimile followed by letter to the respective addresses of each party as indicated as set forth below (or any new addresses with which as either party may provide the other party in writing from time to time):

If to Quest:      Quest Diagnostics Incorporated
                  1200 Wall Street West, 6th Floor
                  Lyndhurst, NJ 07071
                  Attn: Vice President, Clinical Trials

With a required copy to:

                  Quest Diagnostics Incorporated
                  One Malcolm Avenue
                  Teterboro, NJ 07608-1070
                  Attn: General Counsel

                  201-393-6427
                  201-462-4795 (fax)

If to GSK:        GlaxoSmithKline
                  2301 Renaissance Blvd.
                  Mailstop REN 0310
                  King of Prussia, PA 19406-2772
                  Attn: Linda Meyerson
                        Vice President
                        Global Clinical Operations
                        610-787-3505

                  and

                  GlaxoSmithKline
                  Third Avenue
                  Harlow, Essex
                  CM19 5AW United Kingdom
                  Attn: Patrick Phillips
                  44-127-9-644086

With a required copy to:

                  GlaxoSmithKline
                  Corporate Law Department
                  709 Swedeland Road
                  P.O. Box 1539
                  King of Prussia, PA 19406
                  Attn: Edward J. Buthusiem, Esquire
                        Research and Development General Counsel
                        610-270-5605
                        610-270-5713(fax)

SECTION XXVIII. ENFORCEMENT

1. Each party irrevocably submits to the exclusive jurisdiction of (a) any Federal court located in the Commonwealth of Pennsylvania and (b) any court of the Commonwealth of Pennsylvania, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party agrees to commence any action, suit, or proceeding relating hereto either in a Federal Court located in the Commonwealth of Pennsylvania or in a court of the Commonwealth of Pennsylvania. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's address as listed in Section XXIX shall constitute effective service of process for any action, suit or proceeding in Pennsylvania with respect to any matters to which it has submitted to jurisdiction in this Section XXVIII. Each party


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

         irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) any Federal court located in the Commonwealth of Pennsylvania or (ii) any court of the Commonwealth of Pennsylvania, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

2. Each party hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or any transaction contemplated hereby. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seeks to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section XXVIII.

SECTION XXIX. INTEGRATION

This Agreement shall constitute the entire agreement between Quest and GSK regarding the subject matter hereof.

                       [Signatures continue on next page]

         IN WITNESS WHEREOF, GSK and Quest have duly executed this Global Clinical Trials Agreement as of the first day above written.


                                      SMITHKLINE BEECHAM PLC
                                      D/B/A GLAXOSMITHKLINE



                                      By /s/ Donald F. Parman
                                         -------------------------------------
                                         Name: Donald F. Parman
                                         Title: Attorney-in-Fact



                                        By /s/
                                           -------------------------------------
                                           Name:
                                           Title:


                                        QUEST DIAGNOSTICS INCORPORATED


                                      By /s/ Lucia Luce Quinn
                                         -------------------------------------
                                         Name: Lucia Luce Quinn
                                         Title: Senior V.P. -  Advanced
                                                Diagnostics




                                        By /s/
                                           -------------------------------------
                                           Name:
                                           Title:










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